Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of July 10, 2023 (the “Effective Date”), is entered into by Jupiter Wellness, Inc., a Delaware corporation (“JWI”), GBB Labs, Inc., a Delaware corporation (“Buyer” and together with JWI, collectively, the “JWI Parties”) and GBB Drink Lab Inc., a Florida corporation (“Seller”) and 2V Consulting LLC, a Florida limited liability company, (“2v”), the Jarrett A Boon Revocable Trust Dated October 22, 2014, (the “Trust”), Gregory D. Blackman, an individual (“Blackman”) and Brothers Investment 7777, (“Brothers”, and collectively with 2v, the Trust and Blackman, the “Owners” and together with Seller, the “Transferors”). Buyer, JWI, Seller and each Owner are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Buyer desires to purchase certain assets relating to the Business of Seller, and Seller desires to sell such assets to Buyer on the terms herein.

B. JWI is the parent company of Buyer.

C. Owners own 100% of the capital stock of Seller.

D. On the Closing Date, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Purchased Assets, free and clear of all Encumbrances except for Permitted Encumbrances, and Seller wishes to assign to Buyer, and Buyer wishes to assume from Seller, the Assumed Liabilities, all upon the terms and conditions contained in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS; RECITALS

1.1. Definitions. For all purposes, capitalized terms in this Agreement shall have the respective meanings set forth throughout this Agreement or otherwise in Schedule 1 to this Agreement.

1.2. Recitals. The Recitals are hereby incorporated herein by this reference.

1.3. Usage of Terms. Except where the context otherwise requires, words importing the singular number will include the plural number and vice versa. Use of the word “including” means “including, without limitation.”

1.4. References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless expressly provided otherwise.

ARTICLE 2

PURCHASE AND SALE OF PURCHASED ASSETS

2.1. Purchase of Assets at Closing.

(a) In accordance with the terms and upon the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer, in reliance on the representations, warranties and covenants of the Seller and the Owners contained herein, shall purchase from the Seller, all of the Seller’s right, title and interest in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued, unaccrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, related to, used or held for use in connection with the Business, as the same shall exist on the Closing Date, whether or not carried or reflected on or specifically referred to in the Seller’s books or financial statements or in the Schedules hereto, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances other than Permitted Encumbrances, including, without limitation, all of the Seller’s right, title and interest under, in or to (as applicable) the following1:

(i) all Tangible Personal Property;

(ii) all Intellectual Property Assets;

(iii) all accounts or notes receivable, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(iv) all Inventory;

(v) all equipment owned or leased (to the extent assignable) in connection with Business;

(vi) Assumed Contracts;

(vii) books, records and other documents and information in Seller’s possession pertaining solely to the Purchased Assets;

(viii) all cash, cash equivalents and securities existing on the Closing Date;

(ix) all accounts arising from the provision of goods to customers, billed and unbilled, recorded and unrecorded, for Products or other products or services of the Seller to the extent manufactured, sold, shipped or rendered by Seller prior to the Closing Date;

(x) all rights, claims, and causes of action against third parties arising prior to the Closing Date, related solely to the operation of the Business;

(xi) all refunds of Taxes and tax loss carry-forwards of Seller relating to the Purchased Assets and the Business with respect to any Pre-Closing Tax Period;

(xii) all bank and other depository accounts and safe deposit boxes of Seller;

(xiii) all transferable Permits;

(xiv) all credits, rebates (including ACH payments, credit memos and any other rebates based on purchase volumes), prepaid expenses, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees;

(xv) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities prior to the Closing;

(xvi) warranties, indemnities and all similar rights against third parties to the extent related to the Business, the Purchased Assets or the Assumed Liabilities (and proceeds in respect thereof);

(xvii) originals, or where not available (or in the case of Tax Returns), copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, customer lists, correspondence (including all correspondence with any Governmental Authority but excluding pre-Closing privileged correspondence belonging to the Owners and containing information regarding this Transaction), sales material and records, strategic plans, and files relating to the Intellectual Property Assets;

(xviii) all rebates paid to the Seller, regardless of when paid, in respect of the Business;

(xix) all goodwill and the going concern value of the Business; and

(xx) all rights, claims and causes of action against third parties arising either before or after the Closing Date.

(b) Excluded Assets. Notwithstanding anything to the contrary herein, Seller shall not contribute, sell, transfer, or assign to Buyer, and Buyer shall not receive, any of Seller’s right, title and interest in, any assets other than the Purchased Assets as set forth in Section 2.1(a) above on the Closing Date (collectively, the “Excluded Assets”), including, without limitation, any of the following assets:

(i) the organizational charter or other governing documents of Seller and all qualifications to conduct business as a foreign entity, taxpayer identification numbers, seals, minute books, and other books, records, correspondence and documents relating to the organization, maintenance, existence, or tax matters of Seller; and

(ii) any and all books, records, correspondence and documents solely relating to the Excluded Assets.

(c) Assumed Liabilities. Buyer agrees to assume, effective as of the Closing, all liabilities related to the Assumed Contracts but only to the extent that such liabilities (i) are required to be performed after the Closing Date; and (ii) do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing Date (collectively, the “Assumed Liabilities”). All liabilities related to the Seller and the Purchased Assets, other than the Assumed Liabilities (the “Excluded Liabilities”), shall not be assumed by Buyer, and all Excluded Liabilities remain the obligation and responsibility of the Seller, including the obligations and liabilities of the Seller:

(A)	for Taxes payable, collectible or remittable by the Seller;

(B)	owing to a lender or creditor of the Seller, including any bank overdrafts or bank indebtedness and any indebtedness or liabilities other than the Assumed Liabilities owing under any promissory note, or Contract for the borrowing of money;

(C)	arising out of or relating to Products or other products or services of the Seller to the extent manufactured, sold, shipped or rendered prior to the Closing; and

(D)	under all employees and Contracts relating thereto.

2.2. Purchase Price. Subject to the terms and conditions of this Agreement, including but not limited to, Section 2.6, the total aggregate purchase price to be paid by Buyer to Seller at Closing, in consideration for delivery of the Purchased Assets on the Closing Date is:

(a) the sum of Two Hundred Thousand U.S. Dollars (US $200,000) (the “Cash Purchase Price”); and

(b) 5,000,000 Common Shares (the “Consideration Shares” and together with the Cash Purchase Price, collectively, the “Purchase Price”).

Notwithstanding anything to the contrary in this Agreement, if, after the date hereof, and prior to the Closing, the Common Shares: shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, including by way of example and not limitation any distribution of cash or property or any redemption of outstanding shares of Common Shares, then the Consideration Shares shall be equitably adjusted to provide to Seller the same economic effect as contemplated by this Agreement prior to such action.

2.3. Payment and Delivery of Purchase Price.

(a) Closing Payments. Upon the Closing Date, Buyer shall cause the following to occur:

(i)	delivery of the Cash Purchase Price to Seller in cash by wire transfer of immediately available funds to such account as Seller designates in writing to Buyer in advance of the Closing Date; and

(ii)	a certificate or DRS statement representing that the 5,000,000 Consideration Shares have been issued in the name of the Seller.

(b) Withholding. Buyer and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld, as a result of the purchase and sale transactions provided for in this Agreement, and to the extent that any amounts are so deducted or withheld, such amounts shall be promptly and timely paid over to such taxing authority and be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.4. Transfer Taxes / Stock Transfer Taxes. Seller will be responsible for the payment of any and all Transfer Taxes associated with the transfer of the Purchased Assets and any deficiency, interest or penalty with respect to such Taxes. The Parties will reasonably cooperate with respect to the preparation and filing of all Tax Returns required to be filed in connection with any such Transfer Taxes. Buyer will be responsible for the payment of any and all costs with respect to filing all Tax Returns with respect to such Transfer Taxes.

2.5. Allocation of Purchase Price. Buyer will propose the allocation of the Purchase Price among the Purchased Assets in accordance with Section 1060 of the Code (the “Purchase Price Allocation”) and will deliver such Purchase Price Allocation to Seller within ninety (90) days after the Closing Date or as soon as reasonably practicable. The Parties agree to confer and to mutually approve the Purchase Price Allocation and to timely file IRS Form 8594 based upon the Purchase Price Allocation. The Parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation, and shall not contend or represent that such allocation is not a correct allocation in any action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding related to the determination of any Tax, except as may otherwise be (i) required pursuant to a final determination within the meaning of Section 1313(a)(1) of the Code or any corresponding provision of state, local or foreign Law or (ii) agreed to by the Parties in writing. Each Party agrees to notify the other if any Governmental Authority proposes to reallocate the Purchase Price. In the event the Parties do not agree on the Purchase Price Allocation, an independent valuator will be appointed with the consent of the Parties and the opinion of the valuator as to the Purchase Price Allocation shall be binding on the Parties.

2.6. Earn-Out Amount.

(a) Subject to Sections 2.3 and 9.1(g), the Seller shall be entitled to additional consideration for the Purchased Assets in the maximum amount of $5,500,000 (the “Earn-Out Payment”) as follows:

(i) in the event that during the Earn-Out Period, the Company receives cash proceeds of at least $11,000,000 from exercises of the Company’s $1.00 Warrants at an exercise price of $1.00 per Common Share (“Milestone 1”), the Company shall pay to the Seller $2,500,000 payable in cash; and

(ii) in the event that during the Earn-Out Period, the Company receives cash proceeds of at least $14,000,000 from exercises of the Company’s outstanding July 2021 Warrants at an exercise price of $1.40 per Common Share (“Milestone 2” and collectively with Milestone 1, the “Earn-Out Milestones” and individually, an “Earn-Out Milestone”), the Company shall pay to the Seller an additional $3,000,000 in cash.

(b) Each Earn-Out Payment shall be made within twenty (20) Business Days of the applicable Earn-Out Milestone having been fulfilled.

(c) For certainty:

(i) the Earn-Out Payments under Sections 2.6(a)(i) and 2.6(a)(ii) shall be cumulative allowing the Seller to earn up to $5,500,000 in the aggregate; and

(ii) if any of the Earn-Out Milestones in Section 2.6(a)(i) or Section 2.6(a)(ii) are not met, no Earn-Out Payment shall be due for the applicable Earn-Out Milestone.

ARTICLE 3

CLOSING

3.1. Closing. The closing of the Transaction, when the ownership of the Purchased Assets is transferred to Buyer as described in Section 2.1 (the “Closing”), will take place remotely via the electronic exchange of documents and signatures as soon as practicable following the satisfaction or waiver of the applicable conditions set forth in Article 7 and in any event not later than the earlier of: (i) fourteen (14) Business Days thereafter, (ii) subject to Section 7.2(s), July 17, 2023, or (iii) or on such later date as Buyer and Seller may mutually agree upon in writing (the “Closing Date”). The Closing will be deemed to have occurred at 12:01 a.m., Eastern Time, on the Closing Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER AND OWNERS

Except as set forth on the disclosure letter dated the date of this Agreement and delivered by the Transferors to JWI Parties with this Agreement (the “Disclosure Schedules”), the Transferors jointly and severally represent and warrant to the JWI Parties that the representations and warranties set forth in this Article 4 are true and correct as of the Effective Date and shall be true and correct on the Closing Date.

4.1. Organization and Authority to Conduct Business; Power and Authority; Binding Effect. Seller is duly organized, validly existing and in good status under the Laws of the State of Florida. Seller has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that are not, individually or in the aggregate, material to the Business.

4.2. Capitalization; Subsidiaries. Owners (a) own beneficially and of record 100.00% of the issued and outstanding share capital of Seller and (b) have the sole right to vote all of such shares, and no other Person owns any shares or other equity interests of Seller. There are no outstanding rights, options or warrants to acquire equity interests, of Seller. All of the issued and outstanding equity interests of Seller are duly authorized, validly issued, and free of preemptive rights and there are no unsatisfied capital contributions with respect thereto. Seller does not currently have, nor has it ever had, any direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

4.3. Consents and Approvals. Except as set out in Schedule 4.3 of the Disclosure Schedules, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by any Transferor in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction or will be necessary to ensure the continuing validity and effectiveness immediately following the Closing of any Permit, and Assumed Contract. This Agreement and each other Transaction Document has been duly and validly executed and delivered by the Transferors and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligations of the Transferors enforceable against the Transferors in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.4. No Violation; Consents and Approvals. The execution and delivery by the Transferors of this Agreement and all other instruments and agreements to be delivered by each such Transferor as contemplated hereby do not and the performance by it of its obligations hereunder and thereunder, do not and will not (a) conflict with or violate any provision of Law applicable to such Transferor or by which any property or asset of such Transferor is bound or affected, (b) conflict with or violate any Order to which such Transferor is subject, (c) require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from any Governmental Authority or any other Person; (d) require a consent, approval or waiver from, or notice to, any party to any contract to which such Transferor is a party or in a breach of, constitute change of control or a default under, or result in the acceleration of material obligations, loss of benefit or increase in any liabilities or fees under, or create in any party the right to terminate, vest in, cancel or modify, any contract to which such Transferor is a party; or (e) result in the creation of any Encumbrance on any property or asset of such Transferor (including the Purchased Assets) or give any Person the right to prevent, or to cause any delay to, the Transactions contemplated by this Agreement.

4.5. No Undisclosed Liabilities. The Seller has no Liabilities except for (a) Liabilities listed on Schedule 4.5 of the Disclosure Schedules, (b) future performance obligations arising under the terms of any contracts that are listed on Schedule 4.10 of the Disclosure Schedules or entered into in the Ordinary Course of Business that are not required to be listed thereon, excluding Liabilities for any breach of any Contract, breach of warranty, tort, infringement or violation of Law, and (c) Liabilities incurred in the Ordinary Course of Business consistent in amount and kind with past practice (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law). Seller does not engage in or maintain any off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the United States Securities Act of 1933, as amended (the “Securities Act”).

4.6. Title to Assets; Encumbrances. Seller owns good and transferable title to, or in the case of property held under a lease or other contract, a valid and enforceable leasehold interest in or right to use, all of the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances. Schedule

4.6 of the Disclosure Schedules lists the Tangible Personal Property.

4.7. Absence of Certain Developments. Since the Balance Sheet Date, there has not been any Material Adverse Effect and, no event has occurred or circumstances exist that are reasonably expected to result in a Material Adverse Effect.

4.8. Taxes.

(a) All Tax Returns that were required to be filed by or on behalf of Seller pursuant to applicable requirements of any Governmental Authority, were timely filed or extended, and all such Tax Returns were true, correct and complete and were prepared in substantial compliance with all applicable requirements of the relevant Governmental Authority.

(b) The Seller has paid all Taxes that have or may have become due to be paid by it for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller.

(c) There are no Encumbrances on any of the Purchased Assets that arose as a result of any failure (or alleged failure) to pay any Tax.

(d) There are no audits, claims, proceedings or assessments regarding Taxes pending or threatened in writing against Seller or the Business. Seller has received no written notification from any other state that it is subject to income tax in such state.

4.9. Intellectual Property.

(a) Schedule 4.9(a) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Assets that are used in the conduct of the Business as currently conducted, including a list of all Intellectual Property Registrations. All of the Intellectual Property Assets are valid and enforceable. Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property Assets free and clear of Encumbrances, and the Seller does not require any other Intellectual Property that is not otherwise owned by it for the conduct of the Business as currently conducted, in each case. No Intellectual Property Asset is jointly owned with another Person.

(b) All Intellectual Property Registrations are subsisting, in good standing and in full force and effect. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars and as at the Closing Date, no Intellectual Property Registration has expired or been finally rejected, withdrawn, opposed, cancelled, expunged, impeached, revoked, rectified, invalidated or had its term reduced. Schedule 4.9(b) of the Disclosure Schedules sets out, with respect to all Intellectual Property Registrations, the relevant application number, registration number, the registrant and the expiry date. Seller is the sole and exclusive owner of record with respect to the Intellectual Property Registrations with the relevant Governmental Authorities. No Intellectual Property Registration has expired, has been cancelled, expunged or impeached, or has lapsed for failure to be renewed or maintained and no Intellectual Property has been used, not used, enforced or not enforced in a manner that could reasonably be expected to result in the abandonment, cancellation or unenforceability of any of the Intellectual Property Registration.

(c) Schedule 4.9(c) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, setting out each Intellectual Property Agreement pursuant to which: (i) any Intellectual Property is, has been, or may be licensed to the Seller and (ii) any Person is, has been, or may be granted a license to any Intellectual Property Assets by the Seller. Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(d) Seller is not obligated to pay any other Person any royalties, fees, commissions, or other amounts upon or for the use, practice, sale, license, or exploitation of any Intellectual Property Assets.

(e) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or any Intellectual Property subject to any Intellectual Property Agreement.

(f) Seller has taken all necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Know-how included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements, copies of which have been provided to the Buyer. There has been no unauthorized disclosure or use of any Intellectual Property Asset that constitutes or did constitute Know-how.

(g) The Intellectual Property Assets and the Intellectual Property licensed under the Intellectual Property Agreements is all of the Intellectual Property used or required for the proper carrying on of the Business, as it has been and is now conducted. No Intellectual Property Assets are subject to any outstanding order, award, decision, injunction, judgment, decree, stipulation or agreement materially restricting the transfer, use, enforcement or licensing thereof by Seller in the operation of the Business.

(h) The conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets and the Intellectual Property licensed under the Intellectual Property Agreements in connection therewith, and the Products, other products, processes, and services of the Business have not at any time in the past infringed, misappropriated, diluted, constituted misuse or otherwise violated, and does not and will not, when used by and as a result of use by the Buyer following Closing, infringe, misappropriate, dilute, constitute misuse or violate any Intellectual Property or other rights of any Person. The Seller has not received any notice or claim (including from any Governmental Authority) and there is no Proceeding: (i) alleging or asserting that any infringement, misappropriation, dilution or violation of the Intellectual Property of another Person by the Seller in connection with the Business has occurred and no facts or circumstances exist that would provide a reasonable basis for any such claim or (ii) challenging or casting a doubt on the validity, enforceability, registrability or ownership of any Intellectual Property Assets or the Seller’s rights with respect to any Intellectual Property Assets, and there are no facts that can reasonably lead to any Proceeding regarding (i) or (ii).

(i) No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or the Intellectual Property licensed under the Intellectual Property Agreements. The Seller has not commenced or sent any notice, claim, action or similar to any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. The Seller has not received any offer for a license of Intellectual Property from any Person in connection with an allegation by such Person that the Seller has infringed or misappropriated any of the Intellectual Property of such Person.

(j) No other Person, including, for clarity, Burn-off, LLC, has any claim against or with respect to any of the Intellectual Property Assets. The Intellectual Property Registrations at the applicable intellectual property offices and agencies properly reflect ownership of all such Intellectual Property Registrations in the name of the Seller and a clean chain of title (free of title breaks, title deficiencies or other similar issues) with respect to the foregoing. The Seller has provided all documentation and evidence of any actions taken, and filings made, in connection with the foregoing prior to the Closing.

(k) To the Knowledge of the Seller, there are no validity problems with respect to the Patents owned by the Seller and forming part of the Intellectual Property Assets and there are no other Patents that might require a license (or acquisition) in order to commercialize the Products. To the Knowledge of the Seller, the Patents owned by the Seller and forming part of the Intellectual Property Assets read on the Seller’s Product candidates and/or compounds.

(l) The Seller is not now nor has the Seller ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates such member to grant or offer to any other Person any license or right to any Intellectual Property Asset. In addition, if any of the Intellectual Property Assets were acquired from a Person other than an employee, consultant or contractor of the Seller, then, such Person is not now nor has ever been a member or promoter of, or a contributor to any industry standards body or any similar organization that required or obligated such Person to grant or offer to any other Person any license or right to such Intellectual Property Asset.

(m) The conduct of the Business, including the use and other exploitation of the Intellectual Property, does not constitute unfair competition or trade practices under the Laws of any jurisdiction. The Seller has not received any written notice or claim asserting any such unfair competition or trade practices and no facts or circumstances exist that would provide a reasonable basis for any such claim.

(n) Except as disclosed in Schedule 4.9(n) of the Disclosure Schedules, all current and former employees, consultants, contractors and any other Persons engaged or retained by the Seller that have contributed to or created any portion of, or otherwise may have rights in or to, any Intellectual Property Assets have executed and delivered, and are in compliance with, binding, valid and enforceable written Contracts that: (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of their employment or engagement with Seller, (ii) validly, effectively and irrevocably and unconditionally assigns to the Seller all ownership interests such Person may have in or to such Intellectual Property conceived, created, developed, written, invented, discovered or reduced to practice on behalf of the Seller by such consultants, contractors, or other Persons and (iii) contain an appropriate waiver of all moral rights, rights of authorship or similar that such Persons may have in the Intellectual Property Assets. Without limiting any other provision of this Agreement, no current or former employee, consultant, contractor or any other Person engaged or retained by the Seller owns or has any right to the Intellectual Property Assets, nor to the Knowledge of Seller has any such Person made any assertions with respect to any alleged ownership or rights thereto. To the Knowledge of Seller, none of the work performed by any current or former employee, consultant, contractor or any other Person engaged or retained by the Seller for or on behalf of the Seller has been in any way performed in breach of such Person’s obligations to any Person, including any confidentiality or Intellectual Property transfer obligations, and there is no reasonable basis for any Person to claim rights to any of the Intellectual Property Assets as work for hire or otherwise in connection with any work done by such current or former current and former employee, consultant, contractor and any other Persons engaged or retained by the Seller at any time.No funding, facilities or resources of a university, college or other educational institution, multi-national, bi-national or international organization, research center or Governmental Authority was used in the development, research, protection or funding of any of the Intellectual Property Assets.

(o) There has been no public disclosure, sale or offer for sale of any invention owned by the Seller and forming a part of the Intellectual Property Assets, by the Seller (including through a non- confidential publication or presentation by an employee, consultant, contractor, officer or director or any other Person) that could reasonably be expected to affect Seller or the Buyer (following Closing) obtaining or maintaining valid Patent rights for that invention.

(p) There has been no public disclosure, sale or offer for sale of any invention that is described in a Patent application (whether now in preparation or filed and in good standing) and forming a part of the Intellectual Property Assets by a Person that would prevent the Seller or the Buyer (following Closing) from obtaining or maintaining valid Patent rights to that invention.

(q) There is no publication, including any Patent, published or laid-open Patent application, journal article, catalogue, promotion, or specification of any other Person which would prevent the Seller or the Buyer from obtaining or maintaining valid patent rights to an invention described in a patent application (whether now in preparation or filed and in good standing) and forming part of the Intellectual Property Assets.

4.10. Contracts.

(a) Schedule 4.10(a) of the Disclosure Schedules (arranged in subsections corresponding to the subsections set forth below) contains an accurate and complete list of material contracts which continue to be in effect (the “Material Contracts”).

(b) Except as set forth on Schedule 4.10(b) of the Disclosure Schedules:

(i) neither the execution and delivery or performance of this Agreement by Seller nor the consummation or performance of the Transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time) (A) violate or conflict with, or result in a breach of any provision of or forfeiture of any rights under, or require any consent, waiver or approval (not otherwise obtained in connection herewith), or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of such Material Contracts or (B) result in the imposition or creation, pursuant to the terms of such Material Contracts, of any Encumbrance upon or with respect to any of the Purchased Assets;

(ii) the Seller is in compliance in all material respects with the terms and requirements of the Material Contracts; to the Knowledge of Seller, each other Person that has or had any obligation or liability under such Material Contract is in material compliance with all terms of such Material Contract;

(iii) to the Knowledge of Seller, no event has occurred or circumstance exists that may contravene, conflict with or result in a breach of, or give Seller or, to the Knowledge of Seller, any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, such Material Contract; and

(iv) Seller has not given to or, to the Knowledge of Seller, received from any other Person any notice regarding (A) any actual or alleged violation or breach of, or default under, such Material Contract or (B) any event or circumstances that would reasonably be expected to constitute or result in a violation, breach or default under such Material Contract.

4.11. Labor Matters.

(a) Schedule 4.11(a) of the Disclosure Schedules contains a complete and accurate list of the following information for each employee of Seller, including each employee on leave of absence or layoff status, each former employee of Seller receiving benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and each consultant and independent contractor of Seller: name; job title; classification as exempt or non-exempt; date of hire; current salary and bonus paid or payable; other compensation and fringe benefits that such employee is entitled to receive; sick and vacation leave that is accrued but unused; service credited for purposes of vesting and eligibility to participate in any Benefit Plan; and whether such employee, consultant or independent contractor is engaged directly or through a staffing agency or other third Person. All employees have provided the required documentation and have attested that they are either U.S. citizens or residents specifically authorized to engage in employment in the United States in accordance with all applicable Laws.

(b) Schedule 4.11(b) of the Disclosure Schedules contains a complete and accurate list of the following information for each retired employee of Seller, and each of their dependents, that as of the Closing Date is receiving benefits or is scheduled to receive benefits in the future from Seller: name, Benefit Plan benefits, and other benefits.

(c) Seller is not a party to any collective bargaining agreement or collective bargaining relationship with any labor organization. To the Knowledge of Seller, no union, other labor organization or similar entity is engaged in any organizing activity with respect to any employees of Seller and no such organizing activity is threatened. There is not, and in the past five years (or such shorter period of time that the Seller has been in existence) there has not been, any, (i) unfair labor practice charge or complaint or material labor grievance or labor arbitration pending or, to the Knowledge of Seller, threatened in writing against Seller before the National Labor Relations Board or any Governmental Authority or arbitrator, (ii) except as set forth in Schedule 4.11(c) of the Disclosure Schedules, charge of discrimination or complaint against Seller which is pending or, to the Knowledge of Seller, threatened, before the Equal Employment Opportunity Commission, U.S. Department of Labor, or any similar Governmental Authority or other federal, local or state agency that enforces Laws related to labor and employment, or (iii) other Proceeding pending, or, to the Knowledge of Seller, threatened, against Seller pertaining to the employment of labor, including those relating to wages, hours, collective bargaining, employment discrimination, sexual harassment, workers’ compensation, and the payment or withholding of Taxes.

(d) To the Knowledge of Seller, Seller is, and during the past three years (or such shorter period of time that the Seller has been in existence) has been, in material compliance with all Laws and other applicable requirements of Governmental Authorities relating to employment, employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, overtime, classification, temporary workers, independent contractors, leave, hours, benefits, worker’s compensation, labor relations, plant closings or layoffs, the payment of social security and similar Taxes and occupational safety and health Laws (“Labor and Employment Legal Requirements”). To the Knowledge of Seller, Seller is not liable for any outstanding payments of any Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing requirements. To the Knowledge of Seller, no employee, consultant or independent contractor has been misclassified with respect to application of any Labor and Employment Legal Requirements. Seller has not implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988 Act or any similar Law. To the Knowledge of Seller, there is no, and during the prior three years (or such shorter period of time that the Seller has been in existence) has not been, any Proceeding or Order pending or, to the Knowledge of Seller, threatened by or against Seller alleging any violation of or failure to comply with Labor and Employment Legal Requirements, and no event has occurred, and no circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding or Order against Seller.

4.12. Employee Benefits. Seller does not and has never been required to operate a Benefit Plan.

4.13. Litigation. There is no, and during the prior five years (or such shorter period of time that the Seller has been in existence) there has not been, any Proceeding or Order pending or, to the Knowledge of Seller, threatened by or against Seller or that otherwise directly pertains to the Business or any of the Purchased Assets. To the Knowledge of Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any Proceeding or Order against Seller.

4.14. Compliance with Laws; Permits.

(a) Except as set forth on Schedule 4.14(a) of the Disclosure Schedules:

(i) Seller has not received, at any time in the last five years (or such shorter period of time that the Seller has been in existence), any notice or communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(ii) Seller is not now and has not during the last five years (or such shorter period of time that the Seller has been in existence) been bound by an Order of any Governmental Authority.

(b) Neither Seller, nor to the Knowledge of Seller, any director, manager, officer, employee, agent or other Person acting on behalf of Seller has, directly or indirectly, (i) used any funds of any Transferor for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expense relating to political activity; (ii) made any unlawful payment or gift, promise to pay, or authorization of any payment or gift of anything of value to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable Law that relates to bribery or corruption; (iv) established or maintained any unlawful fund of monies or other assets of Seller; (v) made any fraudulent entry on the books or records of a Transferor; or (vi) made any unlawful bribe, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for a Transferor.

4.15. Privacy and Data Security. To the Knowledge of Seller, Seller is in compliance with all applicable Laws relating to Personal Information and any terms of Contracts to which it is a party relating to Personal Information, data privacy, security or breach notification. To the Knowledge of Seller, Seller has established and implemented policies, programs and procedures as required by applicable Laws or otherwise necessary and appropriate, including administrative, technical and physical safeguards, to protect the confidentiality, integrity and security of Personal Information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of Seller, in the past three years (or such shorter period of time that the Seller has been in existence) Seller has not experienced any unauthorized access, disclosure, use or breach of security of any Personal Information in its possession, custody or control, or otherwise held or processed on its behalf or received any written claim, complaint, inquiry, or request for information from any Governmental Authority related to Seller’s collection, processing, use, storage, security, and/or disclosure of Personal Information.

4.16. Environmental Matters. Except as set forth in Schedule 4.16 of the Disclosure Schedules,

(a) to the Knowledge of Seller, Seller is in compliance with all applicable Environmental Laws, including the possession of all Permits required under Environmental Laws and compliance with such Permits; (b) to the Knowledge of Seller, no Hazardous Materials related to Seller’s operation of the Business are present in or under the land, ground water and surface water at the real property; and (c) to the Knowledge of Seller, Seller has not received any written notice of any actual or alleged noncompliance with or Liability under any Environmental Law or Permit. Seller has provided to Buyer complete copies of all environmental audits, reports and other documents relating to Environmental Liabilities within Seller’s actual possession relating to the Business or the Purchased Assets.

4.17. Insurance. Schedule 4.17 of the Disclosure Schedules contains a complete and correct list of all insurance policies maintained by the Seller (specifying the insurer, policy number, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid). All such insurance policies are in full force and effect, all premiums owed thereunder have been paid and Seller is not in default regarding its obligations under any of such insurance policies. To the Knowledge of Seller, Seller has not failed to give any notice or present any claim under any insurance policy in a timely fashion or in the manner required by such insurance policies. Except for workers’ compensation insurance claims incurred in the Ordinary Course of Business, Schedule 4.17 of the Disclosure Schedules contains a list of all pending claims under such insurance policies, any instances in the past five years (or such shorter period of time that the Seller has been in existence) of a denial or limitation of coverage or claim by Seller under any such policy, and all claims paid by the insurers of such policies during the last five years (or such shorter period of time that the Seller has been in existence). There is no claim by Seller pending under any such insurance policies as to which coverage has been questioned, denied or disputed by the relevant insurer.

4.18. Brokers. Neither the Seller nor the Transferors have entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transaction.

4.19. Securities Matters. Seller and the Transferors jointly and severally represent and warrant to JWI Parties that the representations, warranties and acknowledgments set forth in this Section 4.19 are true and correct as of the Effective Date and shall be true and correct on the Closing Date.

(a) No Prior Holdings; Acquisition for Investment. No Transferor is the registered or beneficial holder of any securities of JWI. The Seller acknowledges it will be acquiring the Consideration Shares issuable pursuant to this Agreement for investment for its own account and not as nominee or agent, and not with a view to the resale or distribution of any part thereof, and further represents that it has no present intention of selling, granting any participation in, or otherwise distributing the same. The Seller further represents that it does not have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Consideration Shares. The Seller understands that any Consideration Shares issuable hereunder will not be registered under the Securities Act, on the grounds that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(a)(2) and/or Rule 506(b) of Regulation D under the Securities Act thereof, and that JWI’s reliance on such exemption is predicated on the Seller’s representations set forth herein.

(b) U.S. Accredited Investor. Seller is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act.

(c) Investment Experience. Seller and each other Transferor acknowledges and agrees that they can bear the economic risk of the investment, and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Consideration Shares. Seller and each Transferor agree that they will not take any action that could negatively impact the availability of the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D under the Securities Act with respect to the sale and the issuance of securities hereunder. Seller and each other Transferor are “sophisticated investors”, and (i) are aware of, has received and had an opportunity to review (A) (I) JWI’s Annual Report on Form 10-K for the year ended December 31, 2022; (II) JWI’s Quarterly Reports on Form 10-Q for the quarter ending March 31, 2023; (III) all JWI’s Current Reports on Form 8-K since January 1, 2023; and (IV) all other SEC Documents publicly available, to the Effective Date, in each case of (I) through (IV), including, as applicable, the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”), and (B) an independent investigation made by it of JWI; (ii) has, prior to the Effective Date, been given an opportunity to review material contracts and documents of JWI and has had an opportunity to ask questions of and receive answers from JWI’s officers and Directors and has no pending questions as of the Effective Date; and (iii) acknowledges that due to its receipt of and review of the information described above, it has received similar information as would be included in a registration statement filed under the Securities Act.

(d) Restricted Securities. Seller and the Transferors understand and agree that (i) Consideration Shares that may be issued hereunder have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) pursuant to an exemption from such registration, including pursuant to Rule 144 promulgated under the Securities Act (or a successor rule thereto), and (ii) neither any JWI Party nor any other Person is under any obligation to register such Consideration Shares under the Securities Act or any state securities laws or to otherwise comply with the terms and conditions of any exemption thereunder.

(e) Legends. Seller and the Transferors understand and agree that the certificates or other instruments representing the Consideration Shares issuable hereunder will bear the restrictive legends set forth in this Section 4.19(e) and an additional legend indicating the certificates are subject to the holding period restrictions of this Section 4.19(e) and and that a stop-transfer order may be placed against transfer of such stock certificates; provided, that any such legend shall be removed and JWI shall issue a certificate without legend to the holder of Consideration Shares at JWI’s cost and expense, if (i) such Consideration Shares are registered for resale pursuant to an effective registration statement under the Securities Act, or (ii) in connection with a sale, assignment or other transfer, JWI receives an opinion of counsel, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of such Consideration Shares may be made without registration under the applicable requirements of the Securities Act and state law, including pursuant to Rule 144.

All certificates or other instruments representing the Consideration Shares issuable hereunder shall bear the following restrictive legends:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY AN OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO JWI.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT ASSET PURCHASE AGREEMENT, DATED AS OF JULY 10, 2023, BY AND AMONG, JUPITER WELLNESS, INC., GBB LABS, INC., GBB DRINK LAB, INC. AND THE OTHER PARTIES NAMED THEREIN, INCLUDING A LOCK-UP AGREEMENT EXECUTED IN CONNECTION THEREWITH.

The Seller is acquiring the Consideration Shares as principal for its own account and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the Consideration Shares.

The Transferors hereby acknowledge and agree that pursuant to the terms and conditions of the Lock-Up Agreements in the form attached hereto as Exhibit B, the Consideration Shares are subject to a contractual hold period restricting the transfer or under such Lock-Up Agreements as of the Effective Date, being 50% restricted for a period of six months from the Closing Date, and the remaining 50% restricted for a period of twelve months from the Closing Date. The Transferors hereby acknowledge and agree that the JWI Parties may place restrictive legends on these Consideration Shares, to evidence the restrictions contained in this Agreement and such Lock-Up Agreements without any further act or approval on the part of the holders thereof. The Transferors thereof hereby agree and consent to the entry of stop transfer restrictions with JWI’s transfer agent and registrar, or the equivalent, against the disposition or transfer of these Consideration Shares contrary to the provisions of this Agreement and such Lock-Up Agreements without any further act or approval on the part of the Transferors.

(f) Rule 144. Transferors understand and acknowledge that if JWI or any successor company is deemed to have been at any time previously an issuer with no or nominal operations and no or nominal assets other than cash and cash equivalents, Rule 144 under the Securities Act may not be available for resales of the Consideration Shares.

(g) No Registration Statement. Transferors understand and acknowledge that JWI has no obligation or present intention of filing with the United States Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resales of the Consideration Shares in the United States.

4.20. Full Disclosure. The Transferors jointly and severally represent and warrant to the JWI Parties that the representations, warranties and acknowledgments set forth in this Article 4 are true and correct as of the Effective Date and shall be true and correct on the Closing, neither this Agreement nor any other contract, agreement, instrument, certificate or other document required to be delivered by or otherwise to be delivered pursuant to this Agreement by the Seller and/or any other Transferor nor any certificate, report, statement or other document, product or item furnished by the Transferors in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF JWI PARTIES

Each of Buyer and JWI represents and warrants to Transferors that each of the representations and warranties set forth in this Article 5 are true and correct as of the Effective Date and shall be true and correct on the Closing Date.

5.2. Organization and Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to conduct its business and to own and lease its properties and assets JWI is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. JWI has full corporate power and authority to conduct its business and to own and lease its properties and assets.

5.3. Authority; Authorization; Binding Effect. Each of Buyer and JWI have all necessary power and authority to execute and deliver this Agreement and to consummate the Transaction and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Buyer and JWI and constitutes a legal, valid and binding obligation of Buyer and JWI respectively, enforceable against Buyer and JWI in accordance with its terms. The Board of Directors of Buyer has approved the Transaction and such resolutions relating thereto are in full force and effect.

5.4. Consents and Approvals. Subject to the requirements under applicable U.S. securities laws filings and the Trading Market requirements, and except as set forth on Schedule 5.4, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Buyer or JWI in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction.

5.5. No Brokers. The JWI Parties have not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transaction.

5.6. Solvency. As of both the date of this Agreement and the Closing Date, JWI Parties has sufficient cash in immediately available funds with which to pay the Cash Purchase Price. Immediately after giving effect to the transactions contemplated hereby, JWI Parties shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of JWI Parties. In connection with the transactions contemplated hereby, JWI Parties has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.7. Legal Compliance. To Buyer’s Knowledge, except as set forth in the SEC Documents (defined below), Buyer and each of its subsidiaries are and for the last two (2) years, have been in material compliance with, all Laws or Orders applicable to Buyer or any of its subsidiaries or by which Buyer or any of its subsidiaries or any of their respective businesses or properties is bound. Since December 31, 2020, no Governmental Authority has issued any notice or notification stating that Buyer or any of its subsidiaries is not in compliance with any Law in any material respect.

5.8. SEC Documents and Financial Statements. For the last two (2) years, JWI has timely filed or furnished with the Securities and Exchange Commission (the “SEC” or the “Commission”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it under the Securities Act or the Exchange Act (all such documents, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited consolidated financial statements and any notes thereto or schedules included therein (the “JWI Financial Statements”), at the time filed or furnished (except to the extent amended or superseded by a subsequently filed or furnished SEC Document filed or furnished prior to the date of this Agreement) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. True, correct, and complete copies of all SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC. The JWI Financial Statements were prepared from the books and records of JWI in accordance with the requirements of the Securities Act, applied on a consistent basis during the periods covered thereby and subject, in the case of interim financial statements, to normal year-end adjustments, and present fairly in all material respects, the consolidated financial position and the results of operations of JWI and its consolidated subsidiaries as of, and for the periods ended on, such applicable dates. The other financial information of JWI, if any, contained or incorporated by reference in the SEC Documents has been derived from the accounting records of JWI, and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of JWI that has caused it to believe that the statistical and market-related data included in the SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable SEC Documents were filed.

5.9. No Undisclosed Liabilities. There are no liabilities or obligations of the JWI Parties (whether absolute, accrued, contingent, or otherwise) that are not adequately reflected or reserved against in the JWI Parties balance sheets, other than: (a) nonmaterial, current liabilities and obligations that have been incurred since March 31, 2023, in the ordinary course of business; (b) as set forth in the SEC Reports filed prior to the date hereof, and (c) liabilities set forth in Schedule 5.9.

5.10. Issuance of the Consideration Shares. The Consideration Shares are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances. The issuance of the Consideration Shares is not subject to any preemptive rights or rights of first refusal. JWI shall take all reasonably required action prior to Closing to maintain the listing of the Common Shares, including the Consideration Shares on the NASDAQ Capital Market through the Closing Date.

5.11. NASDAQ Listing. The Common Shares are listed on the NASDAQ Capital Market under the symbol “JUPW”.

5.12. Material Changes; Undisclosed Events, Liabilities or Developments. Since December 31, 2021, except as specifically disclosed in an SEC Report filed after December 31, 2021: there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Buyer Material Adverse Effect.

5.13. Litigation. Except as disclosed in Schedule 5.13 or as set forth in the SEC Reports filed prior to the date hereof, there is no Proceeding pending or, to the Knowledge of the Buyer, threatened against, related to or affecting the Buyer, any subsidiary of Buyer or any of their respective properties before or by any court, arbitrator, or Governmental Authority (collectively, an “Action”) which could, if there were an unfavorable decision, have or reasonably be expected to result in a Buyer Material Adverse Effect. There has not been, and, to the Knowledge of the Buyer, there is not pending or contemplated, any investigation by the Commission involving the Buyer or any current or former director or officer of the Buyer. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Buyer or any subsidiary under the Exchange Act or the Securities Act. Neither the Buyer nor any of its subsidiaries is subject to any proceeding or action under any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally.

5.14. Compliance with Laws; Permits. Except as set forth in the SEC Reports filed prior to the date hereof, or in each case as has not resulted in and could not reasonably be expected to result in a Buyer Material Adverse Effect, since December 31, 2021:

(a) To the Knowledge of the Buyer, the operations and activities of the Buyer comply and have complied, in all material respects, with all applicable Laws and Permits;

(b) To the Knowledge of the Buyer, the Buyer possesses all Permits that are required by Law to permit the operations and activities of the Buyer as currently conducted or operated; all such Permits are valid and are in full force and effect; all applications or notices required to have been filed for the renewal or extensions of such Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and the Buyer has not been notified in writing that such renewals or extensions will be withheld or delayed;

(c) To the Knowledge of the Buyer, the Buyer has not received any written notice from any Governmental Entity or third party regarding (i) any violation of or failure to comply with, in any material respect, any Law or Permit, (ii) any withdrawal, suspension, cancellation, termination of, or modification to any Permit held by the Buyer or any employee of the Buyer, or (iii) any obligation on the part of the Buyer to undertake, or to bear all or any portion of the cost of, any remedial action; and

(d) To the Knowledge of the Buyer, no event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

5.15. Capitalization. As of the date hereof, the authorized, and as of March 31, 2023, the issued and outstanding capital stock of JWI is as set forth on Schedule 5.15. Schedule 5.15 also includes a listing of all outstanding options, warrants and other securities of JWI convertible into Common Shares.

5.16. Full Disclosure. No representation or warranty by the Buyer in this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.17. No Integrated Offering. Assuming the accuracy of Seller’s representations and warranties set forth in Article 4 of this Agreement, including Section 4.20 neither the Buyer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the issuance of the Consideration Shares to be integrated with other offerings by the Buyer for purposes of the exemption of the offer and sale of the Consideration Shares to Seller from registration under the Securities Act and state securities laws, and any applicable shareholder approval provisions of NASDAQ.

5.18. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 4 of this Agreement; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Purchased Assets or this Agreement, except as expressly set forth in Article 4 of this Agreement.

ARTICLE 6

PRE-CLOSING COVENANTS

6.1. Reasonable Best Efforts. During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date:

(a) Each Party will cooperate with the other Party and use its commercially reasonable efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and the ancillary documents referenced in this Agreement and applicable Law to consummate and make effective the Transaction as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party and/or Governmental Authority necessary, proper or advisable to consummate the Transaction, and (iii) execute and deliver such documents, certificates and other papers as a Party may reasonably request to evidence the other Party’s satisfaction of its obligations hereunder. Subject to applicable Law relating to the exchange of information and in addition to Section 6.1(b), the Parties will have the right to review in advance, and, to the extent practicable, each will consult the other Party on, any information relating to Seller or Buyer and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transaction.

(b) Without limiting the forgoing Section 6.1(a), the Parties will: (i) cooperate with one another promptly to determine whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law, and

(ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations or approvals.

(c) Without limiting Section 6.1(a), Seller shall not voluntarily mortgage, pledge, or subject to any lien any of the Purchased Assets. Transferors hereby undertake and agree that until the earlier of Closing Date or the valid termination of this Agreement, neither Transferors nor their respective Affiliates shall, and shall cause their respective officers, owners, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly:

(i) Initiate, solicit, encourage or knowingly facilitate or induce the submission of any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, any “Alternative Transaction” (defined as a proposal with respect to the purchase of the Purchased Assets, any equity in the owner of such assets, or a merger, exchange, recapitalization, reorganization, or other transaction resulting in a change of control of the subsidiaries which own the Purchased Assets);

(ii) Engage or participate in any discussions or negotiations regarding, or provide or cause to be provided any non-public information or data relating to the Business or the Purchased Assets or have any discussions with any person relating to, an actual or proposed Alternative Transaction; or

(iii) Enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar statement of intention or agreement relating to any Alternative Transaction.

(d) Each Party will keep the other Party reasonably apprised of the status of matters relating to the completion of the Transaction and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority. In that regard, each Party will without limitation: (i) promptly notify the other Parties of, and if in writing, furnish the other Party with copies of (or, in the case of material oral communications, advise the other Party orally of) any communications from or with any Governmental Authority with respect to the Transaction, (ii) permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority, (iii) not participate in any meeting with any such Governmental Authority unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate, (iv) furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement, any ancillary documents and the Transaction, and (v) furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Notwithstanding the foregoing, Seller shall not be required to disclose any information it reasonably believes is subject to any applicable privilege or obligations of confidentiality;

(e) Seller shall not amend any Assumed Contracts or enter into any new Contracts or other agreements with any third party related to the Purchased Assets without giving Buyer the opportunity to review such amendments, Contracts or other agreements and receiving the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

6.2. Due Diligence and Product Investigation. Seller shall, and shall cause its Representatives to, permit the Buyer and its authorized Representatives to make such investigations, inspections, surveys or tests of the Business and the Purchased Assets, in connection with and without limiting the foregoing, the Buyer and its authorized Representatives shall have reasonable access, to all books, records, assets and contracts of the Business and the Purchased Assets, as well as any affiliate entities, to complete its diligence investigation for purposes of the Transaction, key personnel shall be made available by the Seller to assist in this diligence effort. Seller shall permit Buyer to contact key suppliers, vendors, partners and customers as part of the due diligence process. In connection with and without limiting the foregoing, Seller hereby grants to the JWI Parties and their respective Affiliates, as well as all subsidiaries and Affiliates of each of the foregoing, a non-exclusive, royalty-free, limited and restricted license to use, reproduce, modify or have modified Seller’s Confidential Information as well as all tangible objects embodying such Confidential Information, including, without limitation, the Products, for the purposes of conducting scientific experiments, research, testing, studies, and evaluations on and with respect to all elements of Seller’s Confidential Information (the “Permitted Use”). For clarity, any and all materials, documents, files, notes, schematics, diagrams, figures, reports or similar as well as any other Intellectual Property that is conceived, created, developed or reduced to practice by any of the JWI Parties or their respective Affiliates resulting or arising, directly or indirectly, from or out of the Permitted Use, shall be the exclusive property of the JWI Parties or their Affiliates, as applicable.

6.3. Transferring Employees. Seller agrees to permit the JWI Parties, for a period of sixty continuous days on start and end dates to be mutually agreed by them but in any event the end date shall be no later than 2 days prior to the estimated Closing Date unless otherwise agreed to by the Buyer, to review the employee files of all employees of the Seller and interview all or any of the employees to permit the Buyer to determine which employees (if any) whose employment the Buyer will request the Seller to terminate prior to the Closing Date. No later than 2 days prior to the estimated Closing Date the Buyer shall advise the Seller by written notice which of the employees it does not wish the Seller to continue to employ following the Closing Date. The Seller shall be liable for the payment of all termination and severance costs incurred relating to the termination of employment of any employees not selected by the Buyer to continue in their employment after the Closing Date and/or when terminating any employees pursuant to the request of the Buyer, the Seller shall be entitled to provide such employees with notice of termination (i.e., working notice) in lieu of paying such employees all or part of the amount owed to the employee in lieu of notice, provided that such notice of termination shall expire prior to the Closing Date. Buyer shall, or shall cause one of its Affiliates to, extend offers of employment to any employees (if any) whose employment the Buyer wishes to maintain following the Closing Date, on terms as such employees wholly acceptable to the Buyer (all such employees who accept Buyer’s offer of employment and commence employment with Buyer or one of its Affiliates on or after the Closing Date are referred to as the “Transferring Employees”). The Seller shall terminate the employment of all Transferring Employees immediately prior to the Closing and shall cooperate with and use commercially reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with those employees of the Seller to whom Buyer makes offers of employment. The Seller shall be solely liable for any and all Liabilities arising from or relating to the termination by the Seller of any employee, or the resignation of any employee of the Seller. With respect to (a) any accrued but unused vacation, sick and paid time off; and (b) any gratuity payments required to made to employees of the Seller pursuant to the applicable Law, to which any employee of Seller is entitled pursuant to the policies of Seller, to the extent permitted by applicable Law, Seller shall pay such employee in full for such accrued but unused vacation, sick and paid time off and any gratuity payments. Nothing contained in this Agreement shall create any third party beneficiary rights in any Transferring Employee, any beneficiary or dependents thereof, or any other Person, including, without limitation, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Employee by Buyer or under any benefit plan that Buyer may maintain. Nothing contained in this Agreement shall confer upon any Transferring Employee any right with respect to continued employment by Buyer or any Affiliate of Buyer, nor shall anything herein interfere with the right of Buyer or any such Affiliate to terminate the employment of any Transferring Employee at any time, with or without cause, following the effective date of their employment with Buyer or such Affiliate, or restrict Buyer or any Affiliate thereof in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferring Employees.

6.4. Confidentiality and Publicity. The Parties to this Agreement acknowledge, covenant and agree that each Party and such Party’s Representatives and Affiliates will keep all information relating to the Parties confidential, and no Party, its Representatives or Affiliates will disclose or allow to be disclosed any confidential information with respect to the other Party, directly or indirectly, to any third party without the prior written approval of all Parties, except where the information is already generally available to the public through no act of a Party or where a Party is required by any applicable Law to disclose confidential information (and then prior notice of such disclosure shall be given to the other Parties).

6.5. Access. During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller will permit Representatives of Buyer (including legal counsel and accountants) to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of Seller, to the premises, personnel, books, records (including Tax records (but excluding income Tax Returns of any federal consolidated (and state combined or unitary) group of which Seller is a member and limited with respect to all other Tax Returns and correspondence with accountants to the portions of such Tax Returns and correspondence with accountants that specifically relate to Seller)), material Contracts, Permits and documents of or pertaining to the Business, subject to applicable Laws and security procedures of the Seller.

6.6. Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), the Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of JWI.

6.7. Notification of Certain Matters. During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date, except as prohibited by applicable Law, each Party will give prompt notice to the other Parties of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (b) any notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (c) any notice or communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (d) any Proceeding commenced or threatened against such Party or relating to or involving or otherwise affecting any of them, or which relates to the consummation of the transactions contemplated by this Agreement, and (e) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder. The giving of any notice under this Section 6.7 does not in any way change or modify the representations and warranties of Seller and Owners, or the conditions to the obligations of Buyer, contained in this Agreement or otherwise affect the remedies available to Buyer under this Agreement.

6.8. Further Assurances; Access to Records. Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of, and give effect to the transactions contemplated by, this Agreement, including as may be necessary or appropriate to assure fully to Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to assure fully to the Seller the assumption of the liabilities and obligations intended to be assumed by Buyer pursuant to this Agreement. Without limiting the foregoing, the Seller agrees to provide to Buyer and its Representatives, and will cooperate with Buyer as reasonably requested to obtain, access to all documents, books, records (including Tax records), agreements, workpapers and financial data that relate to the Purchased Assets or the Assumed Liabilities for reasonable business purposes, including as reasonably requested in connection with the preparation of financial statements, securities or debt offerings of Buyer or its Affiliates, the conduct of any field exam by a lender or other third party, preparation of Tax returns, or any Proceeding; provided, however, that such access may be restricted to the extent required by applicable Law or disclosure of any such information would result in the loss or waiver of the attorney-client privilege

6.9. Certain Tax Matters. At or after the Closing, all ad valorem, property or other Taxes imposed on a periodic basis pertaining to the Purchased Assets shall be prorated on the basis of the number of days of the relevant Tax year or period which have elapsed through the Closing Date, determined without reference to any change of ownership occasioned by the consummation of the transactions contemplated by this Agreement. The Seller shall be responsible for that portion of such amounts relating to the period on or prior to the Closing Date and Buyer shall be responsible for that portion of such amounts relating to the period after the Closing Date. Buyer shall have sole authority, in connection with the filing of any Tax Returns, and any action with respect to Taxes, relating to the Purchased Assets or the operation of the Business. Sellers cooperation shall include the retention and (upon a party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return, or Action, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and timely notification of receipt of any notice of an Action or notice of deficiency relating to any Tax or Tax Return with respect to which the non-recipient may have liability hereunder.

6.10. Applications for Regulatory Approval. Promptly following the Closing, Buyer will prepare, and Buyer and Seller will submit the applicable Applications with the Regulatory Authorities necessary for the transfer or substitution of Buyer as the owner of the Intellectual Property Registrations. Seller will cooperate in good faith with Buyer and take all actions necessary to support the timely submission of the Applications. Buyer and Seller agree to execute and deliver any forms required by the Regulatory Authorities for the transfer or substitution of Buyer as the owner of the Intellectual Property Registrations. Buyer and Seller shall promptly respond to requests for additional information, documents, forms or fees from any Regulatory Authorities with jurisdiction to approve the transfer or substitution of Buyer as owner of the Intellectual Property. Seller’s obligation to seek the Regulatory Approvals will be an ongoing post-Closing covenant until successful completion thereof. Notwithstanding the foregoing, in no event shall Seller be obligated to incur any costs, including, but not limited to, any filing fees with respect to the foregoing activities.

6.11. Disclosure Schedules. Between the Effective Date and the Closing Date, Transferors shall use Transferors’ reasonable best efforts to promptly correct and supplement the information set forth on the Disclosure Schedules delivered by Transferors pursuant to this Agreement in order to cause such Disclosure Schedule to remain correct and complete in all respects. Transferors’ delivery to the JWI Parties of any corrections or supplements shall, without further notice or action on the part of Transferors or Buyer, immediately and automatically constitute an amendment to the Disclosure Schedule to which such corrections and supplements relate; provided, however, that solely for purposes of determining whether the condition precedent pursuant to Section 7.3.(a) has been satisfied, or whether Buyer has the right to terminate this Agreement pursuant to Section 8.1), any such amendment to the Disclosure Schedule shall be disregarded.

(a) The information in the Disclosure Schedules constitutes: (i) exceptions to particular representations, warranties, covenants and obligations of Transferors as set forth in this Agreement; or (ii) descriptions or lists of assets and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the Disclosure Schedules shall control.

(b) The Disclosure Schedules shall be deemed to be a part of this Agreement and are fully incorporated into this Agreement by reference. Any capitalized terms used in the Disclosure Schedules but not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement. The inclusion of any item referenced in one section or subsection of the Disclosure Schedules shall be deemed to refer to (a) the corresponding section or subsection of this Agreement and (b) any other section or subsection of the Disclosure Schedules (and accordingly to the applicable sections or subsections of this Agreement), whether or not an explicit cross-reference appears, if the applicability of such item to the other section or subsection is reasonably apparent on the face of such disclosure.

6.12. Continued Trading on NASDAQ. JWI shall use its commercially reasonable efforts to maintain the listing of the Common Shares on the NASDAQ Capital Market for a period of two years following the Closing Date.

6.13. Rule 144 Resales Opinion. Until the date on which the Consideration Shares may be resold by the Seller or any Owner without registration and without regard to any volume limitations by reason of Rule 144 or any other rule of similar effect, JWI shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action to the extent reasonably requested by the Seller to enable the Seller or any Owner to sell the Consideration Shares pursuant to Rule 144 (as such rule may be amended from time to time). Upon the written request of Seller or any Owner, and subject to applicable law, JWI shall instruct its legal counsel to prepare a Rule 144 opinion letter relating to the sale of the Consideration Shares pursuant to Rule 144 of the Securities Act and the rules and regulations promulgated in connection therewith by the Commission. Such opinion shall be provided to JWI’s transfer agent on behalf of Seller or any Owner promptly, at Buyer’s sole cost and expense, subject to Seller or any Owner (and other sellers under Rule 144, as applicable) providing JWI’s legal counsel with customary representations and warranties and other information as necessary for such legal counsel to confirm the applicability of Rule 144, and shall be subject to the terms and conditions of such legal counsel’s standard Rule 144 opinion letters, including all assumptions and qualifications typically included therein. In the event that JWI or its legal counsel does not provide the legal opinion a reasonable time after the written request of Seller or any Owner, Seller or any Owner shall have the right to engage a third party to provide such Rule 144 opinion, the reasonable costs of which shall be paid by JWI.

ARTICLE 7

CONDITIONS TO CLOSING

7.1. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Transaction will be subject to the satisfaction at or prior to the Closing Date and, of the following conditions, any or all of which may be waived in writing by a Party with respect only to itself, in whole or in part, to the extent permitted by applicable Law:

(a) Proceedings.

(i) No Governmental Authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction.

(ii) No Proceeding will have been commenced against any Party which could reasonably prevent the Closing to occur (either by way of injunction or other legal remedy).

(iii) There will be no other legal impediment to the Closing.

7.2. Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Transaction are subject to satisfaction of the following additional conditions, any or all of which may be waived in writing by Buyer, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement will be true and correct in all material respects (giving effect to the applicable exceptions set forth in the Disclosure Schedules but without giving effect to any limitation as to “materiality”) as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such date). Buyer will have received a certificate signed on behalf of Seller to such effect.

(b) Title to Purchased Assets. As of the Closing Date Seller shall have good and valid title to, or a valid leasehold in, all of the Purchased Assets, free and clear of all Encumbrances except for Permitted Encumbrances.

(c) Organization and Authority of Seller to Conduct Business. As of the Closing Date, Seller shall be duly organized, validly existing and in good status under the Laws of the State of Florida. Seller shall have full corporate power and authority to conduct the Business and to own and lease its properties and assets.

(d) Good Standing. Seller shall have delivered to Buyer a certificate of the secretary or an officer of Seller, in form and substance reasonably satisfactory to Buyer, certifying as to (i) the certificate of formation of Seller, as amended, certified by the Secretary of State of the State of Florida, as of a recent date, and stating that no amendment has been made to such articles since such date; (ii) its operating agreement or equivalent; (iii) the resolutions or authority of its respective members and/or managers authorizing the execution and performance of the Transaction Documents and the transactions contemplated thereby; (iv) a certificate of good standing, as of a recent date, certified by the Secretary of State of the State of Florida, and (v) incumbency and signatures of its respective officers executing the Transaction Documents.

(e) Intellectual Property. As of the Closing Date, the Intellectual Property Assets shall be valid and in full force and effect with no Proceeding pending or threatened to revoke or limit any of the Intellectual Property Assets, and the Seller will deliver any assignments or other documents, in form and substance satisfactory to Buyer and Seller relating to the Intellectual Property Assets.

(f) Agreements and Covenants. Transferors shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date and Buyer will have received a certificate signed on behalf of Seller to such effect.

(g) Documents. As of the Closing Date all of the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement at the Closing, including the Closing Documents and such other customary instruments of transfer, assumption, filings, assignments or other documents, in form and substance reasonably satisfactory to Buyer and Seller, will have been executed by the Parties thereto other than Buyer and delivered to Buyer.

(h) UCC Release/Payoffs Required at Closing. Seller shall have delivered to Buyer releases or pay-off letters from the applicable lenders with respect to all outstanding Indebtedness of Seller and evidence satisfactory to Buyer that all Encumbrances affecting Seller or the Purchased Assets will be released upon the consummation of the Closing (including, where applicable, UCC termination statements authorized to be filed by Buyer upon the consummation of the Closing);

(i) Consents and Approvals. As of the Closing Date, Seller will have received all of the consents and approvals set out in Schedule 4.3 of the Disclosure Schedules, on terms satisfactory to Buyer and Seller in their reasonable discretion.

(j) Material Adverse Change. As of the Closing Date, there shall have occurred no Material Adverse Effect between the Effective Date and the Closing Date.

(k) Transferring Employees. The Transferring Employees (if any) having entered into employment agreements with the Buyer and/or the current employment agreements of such Transferring Employees with the Seller shall have been assumed by the Buyer.

(l) Restrictive Covenant, Release and Indemnification Agreements. A Restrictive Covenant, Release and Indemnification Agreement duly executed by each beneficial owner of each Seller set forth on Schedule 7.2(l) of the Disclosure Schedules, in the form attached hereto as Exhibit C and pursuant to which, among other provisions, without limitation, non-compete and non-solicit provisions, and providing that such Persons will agree to be bound by the terms of Section 9.3 and Section 7.2(e).

(m) Work Product Assignment Agreements. Work Product Assignment Agreements duly executed by each of the key employees, consultants, contractors of the Seller, as applicable, and any other Persons as set forth on Schedule 7.2(m) of the Disclosure Schedules, in the form attached hereto as Exhibit A.

(n) Due Diligence. Buyer, in its sole discretion, shall be satisfied with the result of its due diligence investigations of the Seller, its Purchased Assets and the Business, including, without limitation, such investigations pursuant to Section 6.2, including Buyer’s satisfaction, that the composition of the Products conform to the compositions granted in the Patents forming part of the Intellectual Property Assets. If, after completing its due diligence investigations of the Seller, the Buyer, in its sole and unfettered opinion, is not content with the condition of the Seller or the Business, then the Buyer may terminate this Agreement.

(o) Termination of NDA. The Mutual NDA shall be, as between the Parties, considered terminated and no longer in effect and the JWI Parties, as applicable, shall be fully and completely released from all responsibilities, obligations, covenants and duties relating to or resulting from the Mutual NDA and its terms, including, for clarity, notwithstanding any survival provision therein.

(p) Each of the conditions set out in Section 7.2 is for the exclusive benefit of the Buyer and the Buyer may waive compliance with any such condition in whole or in part by notice in writing to the Seller, except that no such waiver operates as a waiver of any other condition.

(q) Officer Appointments. Subject to applicable laws, rules and regulations, including those of NASDAQ and the SEC, at or within three (3) Business Days following the Closing Date, the Company shall appoint Jarrett Boon as president, David Stadler as chief operating officer and Josh Wagner as chief revenue officer of JWI.

(r) Director Appointment. Subject to applicable laws, rules and regulations, including those of NASDAQ and the SEC, at or within three (3) Business Days following the Closing Date, the Company will appoint John Miklos Gulyas as a member to the Company’s Board of Directors, and if necessary will expand the size of the Board to accommodate such new member.

(s) Extention. If the conditions set forth in Section 7.2 are not satisfied by July 17, 2023 due to a delay on the part of the Seller, then, notwithstanding any provision of this Agreement, the Buyer shall be entitled to extend the Closing Date by up to 180 days, for the sole purpose of allowing the Seller additional time to satisfy the condition set forth in Section 7.2, by providing written notice of such extension to the Seller.

7.3. Additional Conditions to Obligations of Transferors. The obligations of Transferors to effect the Transaction are subject to satisfaction of the following additional conditions, any or all of which may be waived in writing by Transferors, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of the JWI Parties set forth in this Agreement will be true and correct in all material respects (without giving effect to any limitation as to “materiality”) as of the Closing Date as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such date). Transferors will have received a certificate signed on behalf of the JWI Parties to such effect.

(b) Organization and Authority of Buyer to Conduct Business. As of the Closing Date, Buyer shall be duly organized, validly existing and in good status under the Laws of the State of Delaware. Buyer shall have full corporate power and authority to acquire the Purchased Assets.

(c) Good Standing. Buyer shall have delivered to Seller a certificate of the secretary or an officer of Buyer, in form and substance reasonably satisfactory to Buyer, certifying as to (i) the certificate of incorporation of Buyer, as amended, as of a recent date, and stating that no amendment has been made to such articles since such date; (ii) its operating agreement or equivalent; (iii) the resolutions or authority of its respective members and/or managers authorizing the execution and performance of the Transaction Documents and the transactions contemplated thereby; (iv) a certificate of good standing, as of a recent date, and (v) incumbency and signatures of its respective officers executing the Transaction Documents.

(d) Agreements and Covenants. The JWI Parties will have performed and complied with all of their covenants hereunder in all material respects through the Closing Date. Transferors will have received a certificate signed on behalf of JWI Parties to such effect.

(e) Documents. As of the Closing Date all of the documents, instruments and agreements to be executed and/or delivered at the Closing pursuant to this Agreement, including the Closing Documents and such other customary instruments of transfer, assumption, filings, assignments or other documents, in form and substance reasonably satisfactory to Seller, will have been executed by the parties thereto other than Seller and delivered to Seller.

(f) Consents and Approvals. As of the Closing Date, Seller will have received all of the consents and approvals set out in Schedule 4.3 of the Disclosure Schedules, on terms satisfactory to Buyer and Seller in their reasonable discretion.

(g) Material Adverse Change. As of the Closing Date, there shall have occurred no Buyer Material Adverse Effect between the Effective Date and the Closing Date.

(h) Consideration Shares. Evidence of the issuance of the Consideration Shares shall have been provided to the Seller, provided that such Consideration Shares shall be received by the Seller no later than two (2) Business Days after the Closing Date.

(i) Funding Commitment. Evidence of JWI having the funds to fund the Buyer with a minimum of $1,000,000 to fund the Buyer’s Budget.

ARTICLE 8

TERMINATION

8.1. Termination Prior to Closing Date.

(a) This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Date:

(i) By mutual written consent of Buyer and Seller;

(ii) By either Buyer or Seller if:

(A) subject to Section 7.2(q), if the Closing Date has not occurred on or before July 31, 2023 or another date mutually agreed to in writing by Buyer and Seller; provided, that the right to terminate this Agreement under this Section 8.1(a)(ii)(A) will not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of the failure of the Closing Date to have occurred on or before such date;

(B) a Governmental Authority shall have issued an Order or taken any other action, in each case that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the Transaction or any part of it; provided that this Agreement shall not be terminated unless the Party terminating this Agreement has utilized commercially reasonable efforts to oppose the issuance of such Order, decree or ruling or the taking of such action;

(iii) By Buyer, if (i) any of the representations and warranties of Seller or Owners in this Agreement become untrue or inaccurate in any material respect such that Section 7.2(a) would not be satisfied or (ii) there has been a material breach on the part of Seller or Owners of any of their respective covenants or agreements contained in this Agreement such that Section 7.2(e) would not be satisfied; or

(iv) By Seller if (i) any of the representations and warranties of Buyer or JWI in this Agreement become untrue or inaccurate in any material respect such that Section 7.3(a) would not be satisfied or (ii) there has been a material breach on the part of Buyer or JWI of any of its covenants or agreements contained in this Agreement such that Section 7.3(b) would not be satisfied; or

(v) [Intentionally Omitted]

(b) Notice of Termination. If Buyer intends to terminate this Agreement under Sections 8.1(a)(ii)(A), 8.1(a)(ii)(B), or 8.1(a)(iii), or if Seller intends to terminate this Agreement under Sections 8.1(a)(ii)(A), 8.1(a)(ii)(B) or 8.1(a)(iv), such Person will provide the other Party with written notice of their intent, indicating in reasonable detail the deficiencies relied upon to terminate this Agreement.

(c) Effect of Termination. In the event of the termination of this Agreement pursuant to any provision of Section 8.1, this Agreement (other than this Section 8.1(c), Section 6.4 and Article 10, which will survive such termination) will forthwith become void, and there will be no Liability on the part of any Party or any of their respective officers or managers to the other and all rights and obligations of any Party will cease; provided, however, that nothing in this Section 8.1(c) will relieve any Party from Liability for fraud in the giving of any representations or warranties or for any willful and material breach, prior to termination of this Agreement.

ARTICLE 9

COVENANTS AND CONDUCT OF THE PARTIES AFTER THE CLOSING

9.1. Survival and Indemnification.

(a) Survival of Representations, Warranties, Covenants and Agreements. All representations and warranties of Seller and Buyer contained in this Agreement will survive the Closing Date for a period of two (2) years provided, that the representations and warranties in Section 4.8 (Taxes) and Section 4.9 (Intellectual Property) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus one hundred twenty (120) days. Any claim made by Buyer or Seller based on fraud in the giving of any representations and warranties will survive indefinitely. All covenants and agreements made by Seller and Buyer contained in this Agreement (including the obligation of Buyer and Seller to submit the Applications (pursuant to Section 6.10)), will survive the Closing Date until fully performed or discharged. Any written claim for breach of representation and warranty delivered prior to the above-referenced applicable expiration date to the Party against whom such indemnification is sought will survive thereafter and, as to any such claim, such expiration, if any, will not affect the rights to indemnification under this Article 9 of the Party making such claim.

(b) Indemnification by Seller.

(i) Seller agrees to defend, indemnify and hold harmless the JWI Parties and their Affiliates, and the managers, directors, officers and employees of the JWI Parties and their respective Affiliates (each a “Buyer Party” and collectively, the “Buyer Parties”), from, against, and in respect of:

(A) any and all Losses suffered or incurred by a Buyer Party by reason of any breached or untrue representation or warranty of Seller contained in Article 4 of this Agreement;

(B) any and all Losses suffered or incurred by a Buyer Party by reason of the breach of or non-compliance with any covenant or agreement by Seller contained in this Agreement or any ancillary agreements executed in connection with this Agreement;

(C) any and all Losses suffered or incurred by a Buyer Party attributable to (1) any and all Taxes of Seller, (2) without duplication, and subject to Section 2.4 (Transfer Taxes), any and all Taxes (or the non-payment thereof) imposed on Buyer with respect to the Purchased Assets, and (3) any and all withholding, payroll, social security, unemployment or similar Taxes attributable to any payments made by Seller that are contingent upon or payable as a result of the transactions contemplated by this Agreement;

(D) any and all Losses suffered or incurred by a Buyer Party by reason of any Excluded Liabilities or Excluded Assets or Taxes which are the responsibility of Seller pursuant to Section 9.2;

(E) any and all Losses suffered or incurred by a Buyer Party by reason of any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date, except to the extent indemnified by Buyer as set forth in Section 9.1(c)(iv) below; and

(F) any and all Losses suffered or incurred by a Buyer Party by reason of fraud by Seller.

(ii) Owners agree to defend, indemnify and hold harmless the Buyer Parties from, against, and in respect of:

(A) any and all Losses suffered or incurred by a Buyer Party by reason of any breached or untrue representation or warranty of Owners contained in Article 4 of this Agreement;

(B) any and all Losses suffered or incurred by a Buyer Party by reason of the breach of or non-compliance with any covenant or agreement by Owners contained in this Agreement or any ancillary agreements executed in connection with this Agreement; and

(C) Transfer Taxes which are the responsibility of Seller pursuant to Section 2.4 or 9.2;

(D) any and all Losses suffered or incurred by a Buyer Party by reason of fraud by Transferors.

(c) Indemnification by JWI Parties. The JWI Parties jointly and severally agree to indemnify and hold harmless the Transferors and their Affiliates, and the managers, officers and employees of Seller and their respective Affiliates (each a “Seller Party”), and collectively, the “Seller Parties”) from, against, and in respect of:

(i) any and all Losses suffered or incurred by a Seller Party by reason of any breach of a representation or warranty by a JWI Party contained in Article 5 of this Agreement;

(ii) any and all Losses suffered or incurred by a Seller Party by reason of the breach of or non-compliance with any covenant or agreement by a JWI Party contained in this Agreement or any ancillary agreements executed in connection with this Agreement;

(iii) any and all Losses suffered or incurred by a Seller Party by reason of any Assumed Liabilities, or Taxes which are the responsibility of the JWI Parties pursuant to Section 9.2.

(iv) any and all Losses suffered or incurred by a Seller Party by reason of any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Business (including the Purchased Assets, and Assumed Liabilities) conducted, existing or arising after the Closing Date (to the extent that such Third-Party Claim does not relate to the actions of Seller after the Closing Date; and

(v) any and all Losses suffered or incurred by a Seller Party by reason of fraud by a JWI Party.

(d) Notification of Claims. In the event that any party hereto entitled to indemnification pursuant to this Agreement (the “Indemnified Party”) proposes to make any claim for such indemnification, the Indemnified Party will deliver to the indemnifying party (the “Indemnifying Party”), which delivery with respect to the Losses arising from breaches of representations and warranties will be on or prior to the date upon which the applicable representations and warranties expire pursuant to Section 9.1(a) hereof, a signed certificate, which certificate will (i) state that Losses have been incurred or that a claim has been made for which Losses may be incurred, (ii) specify the sections of this Agreement under which such claim is made, and (iii) specify in reasonable detail each individual item of Loss or other claim including the amount thereof and the date such Loss was incurred. In addition, each Indemnified Party will give notice to the Indemnifying Party promptly following its receipt of service of any suit or proceeding initiated by a third party which pertains to a matter for which indemnification may be sought (a “Third Party Claim”); provided, however, that the failure to give such notice will not relieve the Indemnifying Party of its obligations hereunder if the Indemnifying Party has not been materially prejudiced thereby.

(e) Defense of Third Party Claims. Any Indemnified Party will in good faith cooperate and assist the Indemnifying Party in defending against any claims or asserted claims with respect to which the Indemnified Party seeks indemnification under this Agreement. If requested by the Indemnifying Party, the Indemnified Party will join in any action, litigation, arbitration or proceeding, provided that the Indemnified Party will pay its own costs caused by such joinder. The Indemnified Party will not settle or compromise any claim or asserted claim, nor agree to extend any statute of limitations applicable to any claim or asserted claim, for which the Indemnified Party seeks indemnification under this Agreement, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

(f) Other Indemnification Matters.

(i) All indemnification payments made pursuant to this Section 9.1 by the Transferors will be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

(ii) Except (A) with respect to claims based upon fraud, (B) for remedies that cannot be waived as a matter of Law and (C) injunctive and provisional relief in accordance with the terms of this Agreement, if the Closing occurs, this Section 9.1 will be the sole and exclusive remedy for breach of, inaccuracy in, or failure to comply with, any representation, warranty, or covenant contained in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement.

(iii) With respect to any indemnification payment obligations of Seller or Owners under this Section 9.1 that is determined to be a Final Indemnification Claim, a Buyer Party shall be entitled to recover such amounts from Seller or Owners, as applicable, under this Agreement. provided, that, such recovery shall come from the following sources in the following order of priority: first, from the Consideration Shares, and second, from Seller or Owners, as applicable, provided in this second priority a Buyer Party shall be entitled to rely on Section 9.1(g) as it relates to any Earn-Out Payments. Any Consideration Shares that are used in satisfaction of such indemnification obligation shall be valued at the deemed issuance price of the Consideration Shares pursuant to Section 2.2(b). A “Final Indemnification Claim” shall mean any claim by any Transferor against Seller pursuant to Section 9.1(b) with respect to any Losses suffered or incurred by any Transferor that is (i) subject to a written agreement between Seller and any Transferor, (ii) a final settlement between Seller and any Transferor; or (iii) a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by Seller to a Buyer Party.

(iv) No Buyer Party shall be entitled to indemnification with respect to the breach or inaccuracy of any representation or warranty unless, until and only to the extent that any Buyer Party (individually or collectively with all other Buyer Parties) has suffered or incurred actual Losses in respect aggregating in excess of $75,000 (the “Basket”), in which case Buyer Parties shall be entitled to recover all Losses to the extent they exceed the Basket, subject to the other limitations set forth herein.

(v) In no event shall Seller Parties be obligated to indemnify Buyer Parties with respect to the breach or inaccuracy of any representation or warranty for amounts in excess of the Purchase Price (the “Purchase Price Cap”).

(g) Set-Off.

(i) A Party is entitled to set-off any Losses subject to indemnification under this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement against any other amounts payable by the Party to another party whether under this Agreement or otherwise.

(ii) Any set-off affected by the Buyer shall first reduce the Earn-Out Payments, then the Cash Purchase Price, and lastly the number of Consideration Shares. Any Consideration Shares set-off by the Buyer shall be valued at the deemed issuance price of the Consideration Shares pursuant to Section 2.2(b).

9.2. Tax Matters.

(a) The amount of any Taxes based on or measured by income, receipts, profits, including, without limitation, sales, use, value added, excise, employment, payroll or withholding taxes but excluding any Taxes imposed on Seller as a result of any Earn-Out Payments, arising prior to the Closing Date, shall be the obligation of Seller; provided that all such Taxes incurred after the Closing Date shall be the obligation of the Buyer. For greater certainty, all Taxes imposed on Seller as a result of any Earn-Out Payments shall be the sole responsibility of Seller.

(b) Buyer and Seller will cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are available and reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Furthermore, if requested by JWI, the Seller shall, and the Owners shall ensure that the Seller shall, provide to JWI the audited financial statements of the Seller for the period required by SEC rules and regulations, prepared pursuant to US GAAP and SEC rules and regulations by a firm of accountants mutually acceptable to JWI and the Seller, on or before the date thirty (30) days from the Closing Date, the cost of which shall be borne by JWI.

9.3. Agreement Not To Compete.

(a) For a period ending on the earlier of: (i) the termination of this Agreement, or (ii) five (5) years from and after the Closing Date (the “Restricted Period”), each Transferor, and any Person associated with the Transferor, the Patents or any patents pending, including but not limited to, Greg Blackman, RX ACE LLC, Brent Blackman, and Steve Rahman (the “Obligated Parties”) shall not, and shall cause its Affiliates not to, directly or indirectly own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security of, permit its or his name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporate or other business organization) or otherwise assist in any manner or be involved in any other capacity with any business that engages in business activities competitive with the Business (a “Competing Business”) (including any Person engaged in whole or in part in any Competing Business) from a physical location anywhere in the United States; provided, however, that nothing herein shall prohibit any Obligated Party from being a passive beneficial owner (including “group” that is a beneficial owner), of less than two percent (2%) of any class of securities of any entity that is registered pursuant to the Securities Act and traded on a national securities exchange. For clarity, the prohibition included in this Section includes all Commercializing during the Restricted Period, and for clarity, no licence is granted by the Buyer under this Agreement during or after the Restricted Period to use any of the Intellectual Property Assets.

(b) During the Restricted Period, no Obligated Party shall, and each shall cause its Affiliates not to, directly or indirectly: (i) induce or attempt to induce any employee or consultant to leave the employ of, or engagement with, Buyer, or materially interfere with the relationship between Buyer and any employee or consultant, (ii) hire or engage any employee or consultant of the JWI Parties or any of their Affiliates (or any person who was an employee or consultant of any JWI Party or any of its Affiliates within the preceding 12 months, unless such employment or consulting relationship was terminated by Buyer) or (iii) induce or attempt to induce any person or entity who is or was within the prior two years a customer, supplier, licensee, licensor, franchisee or other business relation of any Transferor to cease doing business with any of the JWI Parties or materially interfere with the relationship between any JWI Party and any such Person.

(c) During the Restricted Period, each Obligated Party shall not, and shall cause its Affiliates not to, make or publish any statement or communication which is disparaging, negative or unflattering with respect to any of the JWI Parties or any of their respective Affiliates, members, officers, managers, directors or employees. For purposes of this Section 9.3(c), a statement shall be deemed to be made by an Obligated Party only if made by an individual Obligated Party or by a member, officer, manager, director or senior managerial employee of a non-individual Obligated Party.

(d) Obligated Parties acknowledge and agree that the covenants and agreements set forth in this Section 9.3 were a material inducement to the JWI Parties to enter into this Agreement and to perform its obligations hereunder and that the JWI Parties would not have entered into this Agreement, but for each Obligated Party’s agreement to the restrictions set forth in this Section 9.3. Obligated Parties further acknowledge and agree that the JWI Parties would be irreparably damaged if any Obligated Party were to engage directly or indirectly in any Competing Business, that any such competition by any Obligated Party would result in a significant loss of goodwill by the JWI Parties and that money damages would not be an adequate remedy for any such breach. Therefore, in the event a breach or threatened breach of this Section 9.3, the JWI Parties and each of their Affiliates or their respective successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance, injunctive and other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other surety and at the expense of such Obligated Party, including reasonable attorneys’ fees and expenses). The restrictive covenants set forth in this Section 9.3 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Obligated Party against the JWI Parties, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the JWI Parties of any restrictive covenant contained in this Section 9.3. In the event of a breach or violation by any Obligated Party of this Section 9.3, the Restricted Period shall be tolled with respect to such Obligated Party until such breach or violation has been duly cured.

(e) Each Obligated Party agrees that the restrictions contained in this Section 9.3 are reasonable. If the final judgment of a court of competent jurisdiction nevertheless declares any term or provision of this Section 9.3 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law.

9.4. Non-Disparagement. From and after the Closing, the Owners will not (and the Owners agree to cause each of their Affiliates, including the Seller not to) disparage the Business, Buyer, any of Buyer’s Affiliates, or any of such parties’ shareholders, directors, members, managers, officers, employees or agents. This Section 9.4 will not prevent the Owners from communicating with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information in connection therewith.

9.5. Eligibility for Additional Director Appointments. Subject to compliance with all applicable laws, rules and regulations, including those of NASDAQ and the SEC, in the event that following the Closing Date, the Buyer generates aggregate revenues of (a) $1,000,000, Seller shall have the right to designate one (1) director to the JWI Board of Directors, and (b) $5,000,000, Seller shall have the right to designate a second director to the JWI Board of Directors.

ARTICLE 10

MISCELLANEOUS

10.1. Further Assurances. Following the Closing each Party will cooperate in good faith with each other Party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and consummate the Transaction.

10.2. Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any Party to the other will be in writing and (a) delivered personally (such delivered notice to be effective on the date it is delivered), (b) deposited with a reputable overnight courier service for next Business Day delivery (such couriered notice to be effective one (1) Business Day after the date it is sent by courier; provided it is actually sent to be delivered on one (1) Business Day after the date it is sent; otherwise, when actually delivered), (c) sent by e-mail (with electronic confirmation of delivery or receipt), as follows:

To any JWI Party: Jupiter	Wellness, Inc.
1061 E Indiantown Rd.
Suite 110
Jupiter, Fl 33477
Attention: Brian S John
Email: Bjohn@jupiterwellness.com

with a mandatory copy to (which shall not constitute notice):

Gusrae Kaplan Nusbaum PLLC
120 Wall Street, 25th Floor
New York, NY 10005
Attention: Lawrence G. Nusbaum
Email: lnusbaum@gusraekaplan.com

If to Seller or Owners, to:

GBB Drink Lab Inc.
2505 Provence Circle
Weston, Florida 33327 USA
Attention: Miklos John Gulyas
Email: johngulyas78@hotmail.com

With a copy (which shall not constitute notice) to:

Salzano, Ettinger, Lampert & Wilson LLP
275 Madison Ave., 35th Floor
New York, NY. 10016
Attention: Frank Salzano
Email: fsalzano@selwlaw.com

Any Party may designate in a writing to any other Party any other address or facsimile number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

10.3. Governing Law; Jurisdiction.

(a) Governing Law. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the Parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other Parties hereto of all of its reasonable counsel fees and disbursements.

(b) Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

10.4. Expenses. Except as expressly provided otherwise in this Agreement, (a) Seller will pay all legal, accounting and other expenses of Seller related to this Agreement and (b) Buyer will pay all legal, accounting and other expenses of Buyer related to this Agreement.

10.5. Titles. The headings of the articles and sections of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

10.6. Waiver. No failure of any Party to require, and no delay by any Party in requiring, any other Party to comply with any provision of this Agreement will constitute a waiver of the right to require such compliance. No failure of any Party to exercise, and no delay by any Party in exercising, any right or remedy under this Agreement will constitute a waiver of such right or remedy. No waiver by any Party of any right or remedy under this Agreement will be effective unless made in writing. Any waiver by any Party of any right or remedy under this Agreement will be limited to the specific instance and will not constitute a waiver of such right or remedy in the future.

10.7. Effective; Binding. This Agreement will be effective upon the due execution hereof by all of the Parties. Upon becoming effective, this Agreement will be binding upon each Party and upon each successor and assignee of each Party and will inure to the benefit of, and be enforceable by, each Party and each successor, designee and assignee of each Party; provided, however, that, except as provided for in the immediately following sentence, no Party may assign any right or obligation arising pursuant to this Agreement without first obtaining the written consent of the other Party. Buyer may assign all or a portion of its rights and obligations under this Agreement to one or more designees of Buyer upon prior written notice to Seller, provided that: (i) the assignment to any designee of Buyer will not materially negatively affect the ability to perform the obligations of Buyer under this Agreement, (ii) the designee of Buyer purchasing the Purchased Assets and paying the Purchase Price shall have the requisite resources and funds to perform Buyer’s obligations hereunder; and (iii) the designee shall assume the obligations under the respective ancillary agreements hereto to the extent the designee succeeds to the interests and obligations of Buyer that are the subject of such ancillary agreements. Buyer will remain liable hereunder notwithstanding any such assignment to one or more designees.

10.8. Entire Agreement. This Agreement and the Lock-Up Agreements contains the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement and representation previously made, by the Parties with respect to the subject matter of this Agreement, including, for clarity, the Mutual NDA.

10.9. Modification. No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by any Party, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, will modify or terminate this Agreement, impair or otherwise affect any obligation of any Party pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification of this Agreement or waiver of any such right or remedy will be effective unless made in writing duly executed by the Parties.

10.10. Counterparts; Electronic Copies. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures. The Parties agree that this Agreement or any other document necessary for the consummation of the transactions contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act (“E-Sign Act”), Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act (“UETA”) and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all Parties the same as if it were physically executed and each Party hereby consents to the use of any third party electronic signature capture service providers as may be chosen and utilized by any Party.

10.11. JWI Guarantee. JWI will cause Buyer to comply with all of its post-Closing payment obligations in connection with the Earn-Out Payment and all other post-closing obligations of Buyer herein (the “Post-Closing Obligations”), and, as a material inducement to Seller entering into this Agreement, JWI hereby guarantees the full performance and payment of the Post-Closing Obligations by Buyer. This is a guarantee of payment and of collection, and Buyer and FSB agree that Seller may pursue any and all available remedies it may have arising out of any breach of the obligation to make the Post-Closing Obligations against either or both of FSB or Buyer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed as of the Effective Date.

JWI Parties:

JUPITER WELLNESS, INC.

By:
Name:
Title

GBB LABS, INC.

By:
Name:
Title:

Transferors:

GBB DRINK LAB INC.

By:
Name:	Miklos John Gulyas
Title:	COO

2V Consulting LLC

By:
Printed Name:
Its:

Jarrett A Boon Revocable Trust Dated October 22, 2014

By:
Printed Name:
Its:

Gregory D. Blackman

Brothers Investment 7777

By:
Printed Name:
Its:

EXHIBITS

Exhibit A	Work Product Assignment Agreement Bill of Sale
Exhibit B	Lock-Up Agreement Form
Exhibit C	Restrictive Covenant, Release and Indemnification Agreement Form
Exhibit D	Budget

SCHEDULES

Schedule 1	Defined Terms
Schedule 5.4	Buyer’s Consents and Approvals
Schedule 5.9	Buyer’s Undisclosed Liabilities
Schedule 5.13	Buyer’s Litigation
Schedule 5.15	Buyer’s Capitalization Schedules of the Disclosure Schedule

Schedule 4.3	Seller Consent and Approvals
Schedule 4.5	Undisclosed Liabilities
Schedule 4.6	Tangible Personal Property
Schedule 4.9(a)	Intellectual Property Assets
Schedule 4.9(b)	Intellectual Property Registrations
Schedule 4.9(c)	Intellectual Property Agreements
Schedule 4.9(n)	Persons who contributed to or created any portion of, or otherwise may have rights in or to, any Intellectual Property Assets
Schedule 4.10(a)	Material Contracts
Schedule 4.10(b)	Carve outs of Material Contracts
Schedule 4.11	Labor Matters
Schedule 4.11(a)	Employees

Schedule 4.14(a)	Compliance with Law
Schedule 4.16	Environmental
Schedule 4.17	Insurance
Schedule 7.2(l)	Persons required to sign Restrictive Covenant, Release and Indemnification Agreement
Schedule 7.2(m)	Persons required to sign Work Product Assignment Agreement

SCHEDULE 1

DEFINED TERMS

Defined Terms. As used in this Agreement, the following terms will have the following meanings:

“10-day VWAP” means the ten (10) day volume-weighted average trading price (in U.S. dollars) of the Common Shares on NASDAQ, subject to a floor price equal to the maximum discount allowable pursuant to section 2.1 of CSE Policy 6 as of the date prior to the Transaction being publicly announced, as required pursuant to the policies of the CSE.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” means, unless the context otherwise requires, this Asset Purchase Agreement, as it may be amended from time to time, together with the Schedules and Exhibits attached hereto.

“Applications” means any and all applications, documentation, change requests assignments and correspondence provided to, and received from, the Regulatory Authorities or a state, county, city or local Governmental Authority involving the applications for, issuance of, or transfer of the Intellectual Property.

“Assumed Contracts” means all Contracts and agreements between Seller and third parties set forth on Schedule 2.1(a)(vi) of the Disclosure Schedules.

“Benefit Plan” includes all “employee benefit plans” as defined in Section 3(3) of ERISA, and any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with a Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA for the benefit of any employee, leased employee, director, officer, shareholder or independent contractor (in each case either current or former) of Seller or Seller ERISA Affiliate.

“Books and Records” means all books, records, files and papers of the Seller including title documentation, computer programs (including source codes and software programs), computer manuals, computer data, financial and tax working papers, financial and tax books and records, business reports, business plans and projections, sales and advertising materials, sales and purchases records and correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel and employment records, employee data and plan records, minute and share certificate books, all other documents and data (technical or otherwise) relating to the Seller, the Business or the Purchased Assets, and all copies and recordings of the foregoing.

“Budget” means the budget prepared and provided by Seller to the JWI Parties.

“Business” means the development, manufacturing, internal testing, marketing, promotion, and wholesale distribution of Products containing proprietary and patent protected formulations for rapid blood and alcohol detoxification in drink form and different forms.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banks are not open for general business in New York, New York.

“Buyer Material Adverse Effect” means (i) a material adverse effect on the results of operations, cash flow, assets, business, prospects or condition (financial or otherwise) of the Buyer and its subsidiaries, taken as a whole; or (ii) a material adverse effect on the Buyer’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

“Common Shares” means the common stock, par value $0.001 per share and any other class of securities into which such securities may herefster be reclassified or changed.

“Closing Documents” means each of the following documents, in substantially the forms attached hereto, to be entered into on the Closing Date: (i) a bill of sale for the Purchased Assets in a form to be agreed by the Parties, acting reasonably (the “Bill of Sale”), (ii) an assignment and assumption agreement in a form to be agreed by the Parties, acting reasonably (the “Assignment and Assumption Agreement”), (iii) the Lock-Up Agreement in the form attached hereto as Exhibit B the (“Lock-Up Agreement”) and (iv) all other ancillary agreements, contracts and documents to be entered into in connection with this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercialize” and “Commercializing” means to, directly or indirectly, (a) exploit, commercialize, develop, manufacture, make, use, import, export, distribute, market or sell Products, (b) develop, research, make or sell products that incorporate or use, in any way, any of the Intellectual Property Assets, (c) use the Intellectual Property Assets or (d) use a product brand that includes the term “drink lab.

“Confidential Information” shall mean, in respect of a Party to this Agreement, at any time, all information relating to that Party which at the time is of a confidential nature (whether or not specifically identified as confidential), is known or should reasonably be known, including by the other relevant Party or its Representatives, as being confidential, and has been or is from time to time made known to or is otherwise learned by the relevant other Party or any of its Representatives as a result of the matters provided for in this Agreement, and includes:

(i) the existence and the terms of this Agreement and of any other contract, agreement, instrument, certificate or other document to be entered into as contemplated by this Agreement;

(ii) a Party’s business records and Personal Information;

(iii) all Books and Records and all other information and documentation with respect to the Seller (in any format whatsoever) and the business and Intellectual Property of the Seller, including, without limitation, all employee, customer or client personal information, technical data, unpublished know-how, techniques, records, formulae, processes, sketches, photographs, plans, drawings, specifications, samples, reports, manuals, documents, prototypes, hardware, software and other equipment, working materials, findings, inventions and ideas, whether patentable or not, whether they be trade secrets or not and whether they be in written, graphic, oral, electronic or any other form, that are now or hereafter owned, licensed or otherwise acquired by the Seller and their Affiliates; and

(iv) Notwithstanding the foregoing, Confidential Information does not include any information: (i) if and to the extent that at the time has become generally available to the public other than as a result of a disclosure by the other Party or any of its Representatives in breach of its obligations hereunder or another legal obligation, or (ii) any information that was available to the other Party or its Representatives on a non-confidential basis before the date of this Agreement or any information that becomes available to the other Party or its Representatives on a non-confidential basis from a Person (other than the Party to which the information relates or any of its Representatives) who is not otherwise bound by confidentiality obligations to the Party to which the information relates in respect of the information or otherwise prohibited from transmitting the information to the other Party or its Representatives.

“Consideration Shares” has the meaning set forth in Section 2.2.

“Contract” means all contracts, agreements and obligations currently in force relating to the Purchased Assets, and Seller including, without limitation, all sale, management, construction, insurance, commission, architectural, engineering, operating, employment, service, supply and maintenance agreements.

“Earn-Out Milestones” and “Earn-Out Milestone” has the meaning attributed to these terms in Section 2.6(a)(ii).

“Earn-Out Payments” and “Earn-Out Payment” has the meaning attributed to that term in Section 2.6(a).

“Earn-Out Period” means the period ending twelve (12) months following the Closing Date.

“Encumbrance” means any claim, lien, mortgage, pledge, option, charge, security interest, right of way, encroachment, Tax, reservation, restriction, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever, affecting title to, any assets of Seller.

“Environmental Liabilities” means any Liability arising from or under any Environmental Law (including as a result of any breach thereof or compliance therewith).

“Environmental Law” means any Law as now or hereafter in effect in any way relating to the protection of the environment or natural resources or, in relation thereto, human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as those Laws have been amended, any analogous state and local Laws and the regulations promulgated pursuant thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974 and the regulations promulgated pursuant thereto, each as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any federal, state, commonwealth, provincial, municipal, local or foreign government, or any political subdivision thereof, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body, arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Material” means any substance, material or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” “medical waste,” “biohazard” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi, and urea formaldehyde insulation.

“Indebtedness” shall mean all obligations of: (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business); (iv) under capital leases; and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Intellectual Property” means any and all intellectual property and rights in or to intellectual property, including (a) any and all trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names, logos and other indications of origin, sponsorship or affiliation, together with the goodwill associated therewith (whether the foregoing are registered or unregistered); registrations thereof in any jurisdiction and applications to register any of the foregoing in any jurisdiction, and any extension, modification or renewal of any such registration or application (“Trademarks”); (b) all industrial designs, industrial models and utility models, and applications for and registration of industrial designs, design patents and industrial design registrations; (c) all patents and patent applications, including provisional patent applications, all patent applications claiming priority from such patents, patent applications or provisional applications including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications, any and all patents that have issued or in the future issue from the foregoing patent applications, including utility models, petty patents and design patents and certificates of invention and any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications (“Patents”); (d) any and all mask works and other semiconductor chip rights and registrations thereof; (e) all Know-how; (f) any and all computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof; (g) any and all copyrights in all works and works of authorship and moral rights, whether or not copyrightable, and all registrations and applications for registration and any renewals or extensions thereof (“Copyrights”); (h) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (i) any and all other intellectual property or proprietary rights; (j) any and all agreements, licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and (k) any and all claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing. Notwithstanding the foregoing, “Intellectual Property” shall not mean any and all of the foregoing to the extent it relates to or pertains to any of the Excluded Assets.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to damages, restitution, and injunctive and other legal or equitable relief for past, present and future infringement, misappropriation, or other violation thereof. For clarity, “Intellectual Property Assets” includes the Products.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Inventory” means all raw materials, ingredients and finished goods inventory of the Business.

“July 2021 Warrants” means the common stock purchase warrants issued by the Company in connection with the Company’s $32,500,000 underwritten follow-on public offering, as disclosed in the Company’s Current Report on Form 8-K filedwith the SEC on or about July 30, 2021, with an original exercise price of $2.80 per underlying Common Share, which exercise price was subsequently reduced to $1.40 per Common Share as a result of anti-dilution provisions contained therein.

“Know-how” means (a) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or regulatory authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; (b) compositions of matter, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples; and (c) and all regulatory documentation owned or controlled by a Party.

“Knowledge” and similar phrases using the term “Knowledge” means to the best of the knowledge, information and belief of the party after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant representatives of the party.

“Law” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, consent order, consent decree, decree, Order, judgment, rule, regulation, ruling, guideline, notice, protocol, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority, whether or not having the force of law.

“Liabilities” shall mean all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Losses” mean all out-of-pocket, losses, liabilities, obligations, Taxes, Encumbrances, deficiencies and damages, encumbrances, fines, penalties, claims, demands, orders, dues, costs and other expenses (including all fines, interest, penalties and other amounts paid pursuant to a judgment, compromise or settlement, or costs associated with enforcing any right to indemnification hereunder), court costs and reasonable legal and accounting fees and disbursements; provided, however, that “Losses” will not include incidental or consequential damages, or punitive damages, except to the extent such punitive damages are payable to a third party.

“Material Adverse Effect” shall mean with respect to any event, matter or circumstance, any change or effect that any event or circumstance that individually or when taken together with all other changes or effects that have occurred during any relevant period of time before the determination of the occurrence of that change or effect, is or is reasonably likely to be materially adverse to the Business, the Purchased Assets, and the operations, liabilities, capital, prospects, condition (financial or otherwise) or results of operation, of the Seller; or materially adversely affects the ability of the Buyer to conduct the Business after the Closing substantially as the Business has been conducted to the date of this Agreement.

“Milestone 1” has the meaning attributed to this term in Section 2.6(a)(i).

“Milestone 2” has the meaning attributed to this term in Section 2.6(a)(ii).

“Mutual NDA” means the Mutual Nondisclosure Agreement entered into between, among other parties named therein, GBB Drink Labs, Inc. and Jupiter Wellness, Inc.

“NASDAQ” means the NASDAQ Stock Market.

“$1.00 Warrants” means the Company’s common stock purchase warrants issued by the Company in connection with (a) sales by the Company of its convertible notes, and (b) its January 19, 2023 private placement, with an exercise price of $1.00 per underlying Common Share, as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2023.

“Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.

“Ordinary Course of Business” means actions taken by a Person in the ordinary and usual course of normal day-to-day operations of such Person’s business, consistent with past practice.

“Permits” mean all permits, licenses, consents, franchises, approvals, registrations, certificates, variances and other authorizations required to be obtained from any Governmental Authority or other Person in connection with the operation of the Business and necessary to conduct the Business presently conducted or planned to be conducted, as set forth on Schedule 2.1(a)(xiii) of the Disclosure Schedules.

“Permitted Encumbrances” means any easement, right of way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant, exception, including the Assumed Liabilities, or other matter with respect to the real property, Purchased Assets or the Business approved by the JWI Parties.

“Personal Information” shall mean a person’s name, street address, telephone number, e-mail address, date of birth, gender, photograph, Social Security Number or Tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, account numbers, account access codes and passwords, or any other piece of information that allows the identification of such person or enables access to such person’s financial information, or as that term is otherwise defined by applicable Law.

“Person” means any Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

“Proceeding” means any claim, demand, action, suit, litigation, dispute, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding.

“Product” means the products, prototypes, and research samples (i) created and developed by the Seller and its associates including any hired consultants using and otherwise encompassing the proprietary technology, Intellectual Property Assets, and Know-how that relates to a composition, formulations and methods of using the composition and formulations for reducing the effects associated with alcohol consumption in drink and other edible and non-edible forms; or (ii) otherwise relating to the Business.

“Regulatory Approvals” shall mean the consent and approval of the Regulatory Authorities to the sale, transfer, conveyance, substitution and/or delivery of the Intellectual Property to Buyer or, issuance of any new Intellectual Property to Buyer to the extent any such Intellectual Property is non-transferable (as submitted in the Applications to the Regulatory Authorities in accordance with Section 6.8).

“Regulatory Authorities” or “Regulatory Authority” means any Governmental Authorities with actual authority over the Applications for or sale, transfer, conveyance, issuance, substitution and/or delivery of the Intellectual Property.

“Representative” means any manager, officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.

“Tangible Personal Property” means all tangible personal property (other than Inventory) owned or leased by Seller or in which Seller has any interest and relating to the Business, including vehicles and production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

“Tax” or “Taxes” means any federal, state, local or other U.S. income, gross receipts, license, payroll, employment, excise, severance, startup, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), health, unemployment, disability, real property, personal property, intangible property, abandoned property or escheat, sales, use, ad valorem, transfer, registration, value added, goods and services, harmonized, alternative or add-on minimum, estimated, or other tax or similar obligation of any kind whatsoever to any Tax authority, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, form, claim for refund, election or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Trading Day” means any day on which the Trading Market is open.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New YorkStock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transaction” means the asset purchase contemplated under this Agreement.

“Transaction Documents” means this Agreement and any other document, agreement, certificate or instrument required to be delivered at the Closing pursuant to the terms hereof.

“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by this Agreement.

“Work Product Assignment Agreement” means a work product assignment agreement: (i) pursuant to which the applicable employee, consultant, contractor and any other Persons, as applicable acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee, consultant, independent contractor or other Person within the scope of their employment or engagement with Seller, (ii) which validly, effectively and irrevocably and unconditionally assigns to the Seller all ownership interests such Person may have in or to such Intellectual Property conceived, created, developed, written, invented, discovered or reduced to practice on behalf of the Seller by such consultants, contractors, or other Persons and (iii) which contains an appropriate waiver of all moral rights, rights of authorship or similar that such Persons may have in the Intellectual Property Assets.

Additional Definitions

Term	Section

Agreement	Preamble
Alternative Transaction	6.1(c)
Assignment and Assumption Agreement	Definition (l)
Basket	9.1(f)
Bill of Sale	Definition (l)
Buyer	Preamble
Closing	3.1
Closing Date	3.1
Competing Business	9.3(a)
Consideration Shares	2.2(b)
Disclosure Schedules	Article 4
Effective Date	Preamble
Excluded Assets	2.1(b)
Excluded Liabilities	2.1(c)
Final Indemnification Claim	9.1(f)
Indemnified Party	9.1(d)
Indemnifying Parties	9.1(d)
IP Agreements	Definition (l)
JWI	Preamble
JWI Parties	Preamble
Labor and Employment legal Requirements	4.11(d)
Material Contracts	4.10(a)
Obligated Parties	9.3(a)
Party	Preamble
Parties	Preamble
Owners	Preamble
Purchase Price Allocation	2.5
Purchase Price Cap	9.1(f)
Purchased Assets	2.1(a)
Representatives	6.1(c)
Restricted Period	9.3(a)
Seller	Preamble
Seller Parties	9.1(c)
Third-Party Claim	9.1(d)
Transfer Taxes	Definition (l)
Transferors	Preamble

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